UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ARRAY DIGITAL INFRASTRUCTURE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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Array Digital Infrastructure, Inc.
500 W. Madison Street, Suite 810 Chicago, Illinois 60661 Phone: (866) 573-4544

April 7, 2026

Dear Fellow Shareholders:
You are cordially invited to attend the 2026 annual meeting of shareholders ("2026 Annual Meeting") of Array Digital Infrastructure, Inc. ("Array" or the "Company") on Tuesday, May 19, 2026, at 8:30 a.m., Central Time at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois.
The Notice of the 2026 Annual Meeting of Shareholders and 2026 Proxy Statement ("2026 Proxy Statement") of our Board of Directors is attached. Also enclosed is our 2025 Annual Report ("2025 Annual Report"). At the 2026 Annual Meeting, shareholders are being asked to take the following actions:
1.     elect the director nominees named in the attached 2026 Proxy Statement;
2.     ratify the selection of independent registered public accounting firm for the current fiscal year ending December 31, 2026;
3.     approve an amendment to the Company's Restated Certificate of Incorporation to allow for exculpation of officers (the "Charter Amendment"); and
4.     approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2026 Proxy Statement (commonly known as "Say-on-Pay").
Your Board of Directors unanimously recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR” approval of the Charter Amendment, and "FOR" approval of the Say-on-Pay proposal.
We would like to have as many shareholders as possible represented at the 2026 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

Very truly yours,

Walter C. D. Carlson	Anthony J. M. Carlson
Chair	President and CEO

2025 Highlights

2025 was a transformative year of change that has positioned the Company for long-term success. We started the year as United States Cellular Corporation (“UScellular”), principally a wireless carrier, and ended the year as Array Digital Infrastructure Inc. (“Array”), a newly branded tower company.
Strategic review of alternatives at UScellular Update
In May 2024, UScellular announced that it had entered into an agreement to sell its wireless operations and select spectrum assets to T-Mobile US, Inc. The transaction closed on August 1, 2025, and final sales proceeds were $4.3 billion after adjustments. Following the sale, UScellular changed its name to Array and declared a special cash dividend payment of $23.00 per share.
As a result of the review of strategic alternatives at UScellular, we closed on the biggest transaction in the Company’s history and proudly launched Array.
A Differentiated Tower Company
Array is the fifth largest U.S. tower company and it has three significant value drivers including over 4,400 towers, wireless spectrum and noncontrolling investment interests. Array is designed to operate as a nimble company ending the year with 60 associates while drawing upon Telephone and Data Systems, Inc.'s resources for support in areas such as finance, accounting, human resources and IT.
Array principally leases tower space and seeks to increase tower revenues through growing colocations. Array has a competitive advantage over other tower companies, in that a significant number of towers are in rural locations without any other competitors in close proximity.
CEO Leadership transition
As a newly established tower company, the Board of Directors determined it was an appropriate time to bring in a new, dynamic leader. In November 2025 Anthony Carlson was selected to lead Array. Anthony Carlson is a proven business leader and is deeply passionate about the business.
Valuable Assets
Since Array no longer operates as a wireless carrier, it has been opportunistically pursuing options to monetize its remaining wireless spectrum and has made substantial progress reaching agreements to monetize roughly 70 percent of its total spectrum holdings. Array has entered into agreements with T-Mobile, Verizon, AT&T and others. Array closed on its first transaction with T-Mobile in August 2025 and most recently closed on the AT&T transaction on January 13, 2026, for $1.018 billion. Array expects that the remaining pending spectrum transactions will close in 2026. Array continues to hold valuable spectrum and will continue to evaluate opportunities to monetize the remaining 30 percent.

ARRAY DIGITAL INFRASTRUCTURE, INC.
2026 PROXY STATEMENT

Proxy Statement Summary

Annual Meeting Information
Date and Time	May 19, 2026 at 8:30 a.m. Central Time
Place	Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois
Record Date	March 23, 2026
Webcast	investors.arrayinc.com/events-and-presentations/

Governance Highlights
•Annual election of all directors
•Directors, officers and certain other employees prohibited from pledging or hedging shares
•The positions of Chair of the Board of Directors and President/Chief Executive Officer are separate
•Annual self-assessment of board and its committees
•Limits on other public board service
The following is a summary of the actions being taken at the 2026 Annual Meeting and does not include all the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following summary.
Proposal 1—Election of Directors
Under the terms of Array's Restated Certificate of Incorporation ("Restated Charter"), the terms of all directors will expire at the 2026 Annual Meeting.
The holders of Common Shares are entitled to elect three directors. Your Board of Directors has nominated the following persons for election as directors by the holders of Common Shares: Harry J. Harczak, Jr., Esteban C. Iriarte, and Xavier D. Williams.
Telephone and Data Systems, Inc. ("TDS"), as the sole holder of Series A Common Shares, is entitled to elect six directors. Your Board of Directors has nominated the following persons for election as directors by the holder of Series A Common Shares: Anthony J. M. Carlson, LeRoy T. Carlson, Jr., Walter C. D. Carlson, Kenneth S. Dixon, John M. Toomey and Vicki L. Villacrez.

Our 2025 Director Nominees

Name	Age	Director Since	Independent	Principal Occupation
Anthony J. M. Carlson**	39	November 2025		President and CEO, Array
LeRoy T. Carlson, Jr.**	79	1984		Vice Chair, TDS
Walter C. D. Carlson**	72	1989		Chair of the Board, President and CEO, TDS
Kenneth S. Dixon**	57	July 2025		President and CEO, TDS Telecommunications LLC ("TDS Telecom"), a wholly owned subsidiary of TDS
Harry J. Harczak, Jr.*	69	2003	X	Managing Director of Sawdust Capital, LLC
Esteban C. Iriarte*	53	2022	X	Former Executive Vice President and Chief Operating Officer, Latin America, Millicom International Cellular S.A.
John M. Toomey**	62	N/A		Treasurer and Vice President-Corporate Relations, TDS
Vicki L. Villacrez**	64	2022		Executive Vice President and Chief Financial Officer of TDS
Xavier D. Williams*	58	2023	X	CEO of Network Wireless Solutions, LLC
*To be elected by Common Shares **To be elected by Series A Common Shares
Anthony J. M. Carlson was elected by the Board of Directors effective November 16, 2025 to fill the vacancy on the Board created by the resignation of Douglas Chambers.
Proposal 2—Ratification of Independent Registered Public Accounting Firm
As in prior years, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the year ending December 31, 2026.
Proposal 3—Amendment to Restated Certificate of Incorporation to allow for exculpation of officers
Shareholders are being asked to approve an amendment to the Company's Restated Certificate of Incorporation to allow for exculpation of officers.
Proposal 4—Advisory Vote to Approve Executive Compensation or "Say-on-Pay"
Shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2025.

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS AND 2026 PROXY STATEMENT
TO THE SHAREHOLDERS OF
ARRAY DIGITAL INFRASTRUCTURE, INC.
We will hold the 2026 annual meeting of shareholders (the "2026 Annual Meeting") of Array Digital Infrastructure, Inc., a Delaware corporation ("Array" or the "Company"), on Tuesday, May 19, 2026, at 8:30 a.m., Central Time. At the meeting, we are asking shareholders to take the following actions:
1.     To elect the director nominees named in this proxy statement.
2.     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.
3.     To approve an amendment to the Company's Restated Certificate of Incorporation to allow for exculpation of officers (the "Charter Amendment").
4.     To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").
5.     To transact such other business as may properly be brought before the meeting or any postponement, adjournment or recess thereof by or at the direction of the Board of Directors.
Your Board of Directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, “FOR” approval of the Charter Amendment, and "FOR" approval of the Say-on-Pay proposal.
We have fixed the close of business on March 23, 2026, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2026 Annual Meeting or any postponement, adjournment or recess thereof.
We are first sending this Notice of the 2026 Annual Meeting of Shareholders and Proxy Statement and proxy card, together with our 2025 Annual Report, on or about April 7, 2026, to shareholders who are receiving a paper copy of the proxy materials. We have made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about April 7, 2026 to other shareholders as discussed below.

VOTING INFORMATION
The following are questions and answers relating to the actions being taken at the 2026 Annual Meeting and do not include all of the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following questions and answers.
What matters are being presented at the 2026 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Three director nominees elected by holders of Common Shares • Six director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	N/A	No effect	8
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will have the same effect as a vote against	N/A****	19
3. Approve an amendment to the Company's Restated Certificate of Incorporation to allow for exculpation of officers	FOR	For, Against, or Abstain	***	Will have the same effect as a vote against	Will have the same effect as a vote against	22
4. Approve, on an advisory basis, the compensation of named executive officers ("Say-on-Pay")	FOR	For, Against, or Abstain	**	Will have the same effect as a vote against	No effect	23
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders, entitled to vote in the election of such directors, which are present in person or represented by proxy at the meeting and withhold votes will have no legal effect in the election of the directors.
** The approval of Proposals 2 and 4 will require the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the applicable proposal which are present in person or represented by proxy at the meeting.
*** The approval of Proposal 3 will require the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of all stock entitled to vote thereon.
**** Because Proposal 2 is a discretionary item under New York Stock Exchange (NYSE) listing standards, we do not expect any broker non-votes for this proposal.
Voting Rights
Under the Restated Charter, each Series A Common Share is entitled to ten votes on all applicable matters, and each Common Share is entitled to one vote on all applicable matters. The holders of Common Shares, voting as a separate class, are entitled to elect 25% of the directors (rounded up to the nearest whole number), and the holders of Series A Common Shares are entitled to elect the remaining 75% of the directors (rounded down to the nearest whole number).
What is the record date for the meeting?
The close of business on March 23, 2026 is the record date for the determination of shareholders entitled to notice of, and to vote at, the 2026 Annual Meeting or any postponement, adjournment or recess thereof.
Shareholders must contact Array's Corporate Secretary to make arrangements to view the complete list of shareholders entitled to vote at the 2026 Annual Meeting. This examination by any shareholder, for any purpose germane to the 2026 Annual Meeting, will only be during normal business hours in the ten-day period prior to the 2026 Annual Meeting.

How can I contact Array's Corporate Secretary?
You can contact her at Elsa Ansani, Vice President and Corporate Secretary, Array, 500 W. Madison Street, Suite 810, Chicago, Illinois 60661 or by email at elsa.ansani@tdsinc.com.
What shares of stock entitle holders to vote at the meeting?
We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:
•Common Shares; and
•Series A Common Shares.
The Common Shares are listed on the NYSE under the symbol "AD".
No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.
On the record date, Array had outstanding 53,437,077 Common Shares, par value $1.00 per share (excluding 1,630,924 Common Shares held by Array and a subsidiary of Array), and 33,005,877 Series A Common Shares, par value $1.00 per share.
What is the voting power of the outstanding shares in the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Total Number of Directors Elected by Class or Series
Series A Common Shares	33,005,877	10	330,058,770	6
Common Shares	53,437,077	1	53,437,077	3
Total Directors				9
Based on the current Board size of nine directors, TDS, as the sole holder of Series A Common Shares, is entitled to elect six directors and the holders of Common Shares (including TDS) are entitled to elect three other directors.
Director Voting Sunset Provision.
As noted above, the holders of Series A Common Shares and holders of Common Shares vote separately in the election of directors. However, pursuant to Array's Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 12.5% of the number of outstanding shares of common stock, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holder of Series A Common Shares would lose the right to vote as a separate class, and thereafter the holder of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.
What is the voting power of the outstanding shares in matters other than the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in matters other than the election of directors as of the record date.

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.1%
Common Shares	53,437,077	1	53,437,077	13.9%
			383,495,847	100%
Voting Power Sunset Provision.
Each Series A Common Share has ten votes per share in all matters and, as a result, the Series A Common Shares have a substantial majority of votes in matters other than the election of directors that the holders of Common Shares are entitled to vote upon. However, this percentage could decrease. For instance, this could occur if TDS converts Series A Common Shares into Common Shares for any reason. Accordingly, the Restated Charter effectively has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.

How does TDS intend to vote?
TDS, the parent company of Array, is the sole holder of Series A Common Shares and on the record date held 33,005,877 Series A Common Shares. By reason of such holding, TDS has the voting power to elect all of the directors to be elected by the Series A Common Shares. TDS also held 37,782,826 Common Shares on the record date, representing approximately 70.7% of the voting power with respect to the election of the directors to be elected by the holders of Common Shares. TDS has approximately 95.9% of the voting power with respect to matters other than the election of directors that the holders of Common Shares are entitled to vote upon.
TDS has advised us that it intends to vote:
•FOR the Board of Directors' nominees for election by the Series A Common Shares and Common Shares,
•FOR the proposal to ratify the selection of PwC as our independent registered public accounting firm for 2026,
•FOR the Charter Amendment proposal, and
•FOR the Say-on-Pay proposal.
How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of three directors, the ratification of PwC, the Charter Amendment, and the Say-on-Pay proposal. Please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-3101 or vote on the Internet using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card. You have the power to revoke your proxy at any time before it is voted.
How will proxies be voted?
All properly voted and unrevoked proxies received in time for the 2026 Annual Meeting will be voted in the manner directed.
If no voting direction is made, a properly submitted proxy by a shareholder will be voted FOR the election of each of the director nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item, as such we do not expect any broker non-votes for this proposal. Matters such as the election of directors, the Charter Amendment, and votes on Say-on-Pay are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and may not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2026 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.
What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, present in person or represented by proxy, will constitute a quorum to permit the 2026 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2026 Annual Meeting, such shares will constitute a quorum. In addition, where a separate vote by a class or group is required with respect to a proposal, a quorum is also required with respect to such proposal for the vote to proceed.
In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2026 Annual Meeting, such shares will constitute a quorum with respect to the six directors to be elected by the Series A Common Shares and the three directors to be elected by the Common Shares.

The holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to the other proposals, present in person or represented by proxy, will constitute a quorum at the 2026 Annual Meeting in connection with such other proposals. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2026 Annual Meeting, such shares will constitute a quorum in connection with such proposals.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive to ensure all of your shares are counted. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2026 Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2026 Annual Meeting by written notice to the Corporate Secretary of Array, by voting a later-dated proxy or by voting by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.
Shareholder List
Shareholders must contact Array's Vice President and Corporate Secretary to make arrangements to view the complete list of shareholders entitled to vote at the 2026 Annual Meeting. This examination by any shareholder, for any purpose germane to the 2026 Annual Meeting, will only be during the ten-day period prior to the 2026 Annual Meeting.
Who should I call if I have any questions?
If you have any questions, or need assistance voting, please contact our proxy solicitor, MacKenzie Partners, Inc. Toll Free at (800) 322-2885, directly, at (212) 929-5500 or via email, at proxy@mackenziepartners.com.

PROPOSAL 1
ELECTION OF DIRECTORS
The terms of all directors will expire at the 2026 Annual Meeting. The Board of Directors' nominees for election as directors are identified in the tables below. The term of office of each director elected at the 2026 Annual Meeting shall expire at the next annual meeting of shareholders in 2027, and each director elected shall serve until his or her successor shall be elected and qualify, or until his or her earlier death, resignation, removal or disqualification. Each of the nominees has consented to be named in this 2026 Proxy Statement and serve if elected. The age of the following persons is as of the date of this 2026 Proxy Statement.
To be Elected by Holders of Common Shares

Name	Age	Position with Array and Current or Former Principal Occupation	Served as Director since
Harry J. Harczak, Jr.	69	Director of Array, Managing Director of Sawdust Capital, LLC and former Executive Vice President at CDW Corporation	2003
Esteban C. Iriarte	53	Director of Array, former Executive Vice President and Chief Operating Officer, Millicom International Cellular S.A.	2022
Xavier D. Williams	58	Director of Array, CEO of Network Wireless Solutions, LLC	2023
To be Elected by Holder of Series A Common Shares

Name	Age	Position with Array and Current or Former Principal Occupation	Served as Director since
Anthony J. M. Carlson	39	Director of Array, President and CEO of Array	November 2025
LeRoy T. Carlson, Jr.	79	Director of Array, Director and Vice Chair of TDS	1984
Walter C. D. Carlson	72	Chair and Director of Array, Executive Chair of the Board and President and Chief Executive Officer of TDS	1989
Kenneth S. Dixon	57	Director of Array, Director of TDS and President and CEO of TDS Telecom	2025
John M. Toomey	62	Treasurer and Vice President - Corporate Relations of TDS	N/A
Vicki L. Villacrez	64	Director and Executive Vice President, Chief Financial Officer and Treasurer of Array, Director and Executive Vice President and Chief Financial Officer of TDS	2022
Your Board of Directors unanimously recommends a vote "FOR" the above nominees.

The Board of Directors does not have any specific, minimum qualifications that must be met by a nominee, or any specific qualities or skills that are necessary for directors to possess. The Board of Directors believes that substantial judgment, diligence and care are required to identify and select qualified persons and it does not believe that it would be appropriate to place limitations on its own discretion.
The Board of Directors has consistently sought to nominate eminently qualified individuals that can provide substantial benefit and guidance. Array also believes that it is desirable to have different backgrounds, experience, skills and other characteristics. In addition, the conclusion of which persons should serve is based in part on the fact that Array is a controlled company with a capital structure in which different classes of stock vote for different directorships. In particular, because TDS owns 100% of the Series A Common Shares, nominations of directors for election by the holder of the Series A Common Shares are based on the recommendation of TDS. In addition, the Board of Directors may consider the recommendations of large shareholders, including TDS, in nominating persons for election as directors by the holders of Common Shares.
Nominees for Election by Holders of Common Shares

Harry J. Harczak Independent Director		Age: 69
Current Role: Managing Director of Sawdust Capital, LLC, since 2008		Director since: 2003

Mr. Harczak brings significant experience with Array and the wireless industry, through his many years of service on our Board and Audit Committee experience. Mr. Harczak is currently a Managing Director at Sawdust Capital, a private investment firm. He brings substantial experience in finance, sales, operations and management as a result of his executive leadership positions at CDW. He also has significant experience in accounting and auditing as a result of being a chief financial officer and a former partner at PricewaterhouseCoopers. Mr. Harczak is a Certified Public Accountant (inactive). Mr. Harczak holds a Bachelor of Science in Accounting from DePaul University and an MBA from the University of Chicago.

Board Committee:
Audit Committee, Designated financial expert, Chair since 2023
Technology Advisory Group Committee
Prior Business and other Experience:
CDW Corporation (1994-2007), including several executive leadership positions most recently as Chief Financial Officer and Executive Vice President of Sales, Marketing and Business Development
PricewaterhouseCoopers LLP

Current Public Company Boards: None	Former Public Company Boards: Tech Data Corporation (2008-2020); Audit Committee, Chairperson; Cybertech Committee

Esteban C. Iriarte Independent Director		Age: 53
Current Role: Private Investor		Director since: 2022

Mr. Iriarte brings significant leadership experience in the wireless and cable industries having served in several executive leadership positions with Millicom International Cellular S.A. (Millicom) from 2009 to 2023. Millicom provides cable and mobile services dedicated to emerging markets in Latin America. From 2016-2023, Mr. Iriarte was Executive Vice President and Chief Operating Officer of Millicom, where he led operations in nine different Latin American markets each with its own competitive context, product and management teams. Previously, Mr. Iriarte was Chief Executive Officer of Millicom’s Colombian businesses and prior to this was head of Millicom’s regional Home and B2B divisions. From 2009 to 2011, he was CEO of Amnet Inc., a leading service provider in Central America for broadband, cable TV, fixed line and data services that was bought by Millicom in 2008. He also brings significant experience successfully competing against large incumbent competitors in Latin America. Mr. Iriarte holds a Bachelor degree from Universidad Católica Argentina, Ciudad de Buenos Aires, Argentina and an MBA from Universidad Austral, Ciudad de Buenos Aires, Argentina.

Board Committees:
Audit Committee

Technology Advisory Group Committee

Prior Business and other Experience:

Executive Vice President and Chief Operating Officer of Millicom International Cellular S.A. (2016-2023)

Board Member, SURA Asset Management S.A. de C.V, a privately owned investment manager and subsidiary of Grupo de Inversiones Suramericana S.A. (2016-present)

Manager, Operations, Cablevision Inc. (2006-2009)

Current Public Company Boards: None	Former Public Company Boards: None

Xavier D. Williams Independent Director		Age: 58
Current Role: CEO of Network Wireless Solutions, LLC		Director since: 2023

Mr. Williams brings significant leadership experience in the telecommunications industry as CEO of Network Wireless Solutions, an infrastructure solution provider for wireless and wireline communications providers, since March 2022, and from his thirty years at AT&T, Inc., most recently as President, Public Sector & FirstNet, which included responsibility for a multi-billion dollar nationwide wireless broadband network for first responders. He has extensive B2B experience in addition to experience in sales, finance, strategy, product management, global operations and human resources. Mr. Williams has also worked in the technology industry and was CEO of American Virtual Cloud Technologies, Inc., a publicly traded special purpose acquisition company focused on providing secure managed cloud services, hardware, and software, from October 2020 to June 2021 and then he became its Vice Chairman from July 2021 to August 2021. He holds a bachelor degree in Business Administration from Edinboro University of Pennsylvania and an MBA from the University of Pittsburgh-Joseph M. Katz Graduate School of Business.

Board Committee:

Audit Committee

Technology Advisory Group Committee

Prior Business and other Experience:

Significant leadership and operational experience with AT&T (1990-2020), most recently President- Public Sector & FirstNet

Current Public Company Boards None	Former Public Company Boards American Virtual Cloud Technologies, (2020-2021)

Your Board of Directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Common Shares.

Nominees for Election by Holders of Series A Common Shares

Anthony J. M. Carlson Non-Independent Director		Age: 39
Current Role: President and CEO, Array		Director since: November 2025
Mr. Carlson brings substantial experience, expertise and qualifications with respect to the wireless industry as a result of his many years as an investor in TDS and as a trustee of the TDS Voting Trust. Mr. Carlson most recently served as TDS Telecom's Vice President of Organizational Transformation. Previously Mr. Carlson served in various roles in sales, marketing and financial analysis at Array, most recently as Senior Director of Growth Marketing Strategy and Execution. Mr. Carlson also worked at McKinsey & Company and Samsung Electronics and he holds a bachelor's degree from Harvard College and earned his Master of Business Administration with distinction from Harvard Business School.

Anthony J. M. Carlson is the son of LeRoy T. Carlson, Jr. and nephew of Walter C. D. Carlson.		Prior Business and other Experience: TDS Telecom (2024 - November 2025) Array (2020 - 2024) McKinsey & Company (2015 - 2019) Samsung Electronics (2011 - 2013)
Current Public Company Boards None	Former Public Company Boards None

LeRoy T. Carlson, Jr. Non-Independent Director		Age: 79
Current Role: Vice Chair of TDS since February 2025		Director since: 1984

Mr. Carlson brings substantial experience with respect to the wireless industry as a result of his many years as an investor in TDS, a former trustee of the TDS Voting Trust, a director and former President and Chief Executive Officer of TDS, and a director and former Chair of Array. Mr. Carlson was President of TDS from 1981 until February 2025 and CEO of TDS from 1986 until February 2025. As a senior executive officer of Array's parent, the board of directors considers it essential that Mr. Carlson serve on the Array board. Also, because he is a director and officer of TDS, the largest shareholder of Array, his participation on the board permits him to represent the long-term interests of Array shareholders. He also has experience as chair of the Technology Advisory Group Committee since 2015 and as a member of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson holds a bachelor's degree from Harvard College and an MBA from Harvard Graduate School of Business.
LeRoy T. Carlson, Jr. is the father of Anthony J. M. Carlson and brother of Walter C. D. Carlson.
Board Committee: Technology Advisory Group Committee, Chair Prior Business and other Experience: Former Trustee of the TDS Voting Trust, for more than 5 years
Current Public Company Boards: TDS, since 1968	Former Public Company Boards: Aerial Communications, Inc. American Paging

Walter C. D. Carlson Chair of the Board and Non-Independent Director		Age: 72
Current Role: Chair of the Board, President and Chief Executive Officer of TDS since February 2025; Chair of Array since August 2025		Director since: 1989

Mr. Carlson brings substantial experience with respect to Array and the wireless industry as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and Chair of the TDS Board, and as a director of Array. Mr. Carlson was elected President and Chief Executive Officer of TDS in February 2025 and as the senior executive of Array’s parent, the board of directors considers it essential that Mr. Carlson serve on the Array board. Also, because he is a director of TDS, the largest shareholder of Array, his Board participation permits him to represent the long-term interests of Array shareholders. Mr. Carlson has represented many public and private corporate clients during his legal career as a litigator. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson holds a bachelor’s degree from Yale University and a J.D. from Harvard University.
Walter C. D. Carlson is the uncle of Anthony J. M. Carlson and brother of LeRoy T. Carlson, Jr.
Prior Business and other Experience: Trustee of the TDS Voting Trust Senior Counsel at Sidley Austin LLP from 2023 through January 2025 and prior to that was a Partner for more than five years
Current Public Company Boards: TDS, since 1981	Former Public Company Boards: Aerial Communications, Inc.

Kenneth S. Dixon Non-Independent Director		Age: 57
Current Role: President and CEO, TDS Telecom since June 2025		Director since: July 2025
Mr. Dixon brings significant experience, expertise and qualifications as a result of his 33 years in the telecommunications industry. He worked for Verizon Communications, where he built deep leadership, marketing, sales, and operational skills across a series of positions with increasing responsibilities. He served as President of Consumer Markets for Verizon, leading the company’s $13 billion consumer business and executed its fiber network transformation strategy. More recently, Mr. Dixon served for three years as CEO of Tillman FiberCo, a company that designs, builds, and owns fiber optic broadband infrastructure. Mr. Dixon holds a Bachelor of Science from Syracuse University and served on the Dean’s Advisory Board of Syracuse University College of Arts and Sciences. Mr. Dixon also serves on the Board of National Content & Technology Cooperative and its Finance Committee in addition to the Greater Madison Chamber of Commerce Board.		Prior Business and other Experience: Tillman FiberCo (2022-2024) Significant leadership and operational experience with Verizon Communications, including President of Consumer Markets (1992-2019)
Current Public Company Boards TDS, since June 2025	Former Public Company Boards None

John M. Toomey Non-Independent Director		Age: 62
Current Role: Treasurer and Vice President- Corporate Relations of TDS		Director since: N/A
Mr. Toomey brings substantial experience as a result of over 25 years in the telecommunications industry. Mr. Toomey is currently TDS’ Treasurer and Vice President – Corporate Relations since October 2025. Mr. Toomey was previously Treasurer from 2018 to 2025. Mr. Toomey leads capital markets activities, banking relationships, cash investing and certain other corporate finance functions, as well as investor relations. Mr. Toomey is a member of Pi Tau Sigma, the national mechanical engineering honor society; Tau Beta Pi, the national engineering honor society; and Beta Gamma Sigma, the honor society serving business programs. Mr. Toomey holds an MBA in finance and accounting from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Mechanical Engineering from Marquette University.		Prior Business and other Experience Significant leadership and operational experience since joining TDS in 2000 Sears, Roebuck and Company (1999-2000) Waste Management, Inc (1989-1998)
Current Public Company Boards: None	Former Public Company Boards None

Vicki L. Villacrez Non-Independent Director		Age: 64
Current Role: Executive Vice President and Chief Financial Officer of TDS		Director since: 2022

Ms. Villacrez brings significant experience with the telecommunications industry as a result of over thirty years at the TDS enterprise. She also brings substantial experience in finance, accounting, financial planning and strategic analysis. Ms. Villacrez is currently Array's Executive Vice President, CFO and Treasurer and TDS’ Executive Vice President and CFO since 2022. She was previously Senior Financial Advisor of TDS from February 2022 to May 2022 and prior to that TDS Telecom’s Senior Vice President Finance and CFO between 2017 and 2022 and TDS Telecom’s Vice President Finance and CFO between 2012 and 2017. Prior to that Ms. Villacrez held several financial leadership positions with growing responsibility at TDS, including leading Financial Analysis and Strategic Planning. Ms. Villacrez holds a Bachelor of Science in Accounting from Upper Iowa University and an MBA from Edgewood College. She is also a CPA.
Prior Business and other Experience Significant leadership and operational experience with TDS' subsidiary TDS Telecom (1989-present), including TDS Telecom's Senior Vice President and CFO, (2017-2022)
Current Public Company Boards TDS, since August 2023	Former Public Company Boards None

Your Board of Directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Series A Common Shares.

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of Array are managed by or under the direction of the Board of Directors. The Board of Directors consists of nine members. Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or three directors based on a board size of nine directors. TDS, as the sole holder of Series A Common Shares, elects the remaining six directors.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the chair of the board and chief executive officer. Effective August 1, 2025, Walter C. D. Carlson became Chair and, in that capacity, sets the agenda and presides over Board of Directors meetings, and assesses the performance of Array. Anthony J. M. Carlson serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance and, in that capacity, regularly confers and consults with the Chair with respect to important strategic, operating and financial activities and decisions.
This leadership structure is set forth in our Bylaws. Array has determined that this leadership structure is appropriate given that Array is controlled by TDS. Additionally, Array believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage Array's exposure to risk, is separated from the role of the Chair of the Board, who sets the agenda for and presides over Board of Directors meetings at which the Array board exercises its oversight responsibility with respect to risk.
Board Role in Risk Oversight
The Board of Directors is primarily responsible for oversight of the risk assessment and risk management process. Although the Board of Directors can delegate this responsibility to board committees, the Board of Directors has not done so. Instead the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and management and then reported to the Board of Directors.
As part of its oversight responsibilities, the Board of Directors reviews the Enterprise Risk Management (ERM) program which applies to TDS and all of its business units, including Array. This program was designed with the assistance of an outside consultant and is integrated into TDS' existing management and strategic planning processes, including such processes of Array. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation.
Although the Board of Directors has ultimate oversight authority over risk, certain committees have responsibilities relating to risk. Under NYSE listing standards, and as set forth in its charter, the Audit Committee is required to discuss policies with respect to risk assessment and risk management. Accordingly, the Audit Committee discusses Array's major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee, while not solely responsible for ERM, discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis.
In August 2025, the Long-Term Incentive Compensation Committee (LTICC), which had responsibility relating to the equity compensation of the executive officers, was terminated and disbanded and now the full Array board will make equity plan determinations previously made by the LTICC.
Furthermore, TDS has established a Technology Advisory Group (TAG) for TDS and its business units, including Array. The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the Array Board of Directors established a TAG Committee of the Board of Directors that consists of directors who participate in the TAG.

Board Oversight of Cybersecurity
The full Board of Directors engages in oversight of Array's cybersecurity risks. The Board of Directors receives regular updates from management on technology and security updates and Array’s assessment of cybersecurity threats and mitigation plans. The TDS Chief Information Security Officer (CISO) provides the full Board of Directors an annual update and discussion of the cybersecurity program. The Array Audit Committee oversees the processes over internal controls and financial reporting that includes controls and procedures that are designed to ensure that significant cybersecurity incidents are communicated to both senior management and the Audit Committee. The TDS CISO briefs the Audit Committee at least two times per year. Cybersecurity is also discussed with the Technology Advisory Group of the Board of Directors as warranted.
Director Independence and New York Stock Exchange Listing Standards
Array Common Shares are listed on the NYSE. Under NYSE listing standards, Array is a "controlled company" because over 50% of the voting power for the election of directors is held by TDS. Accordingly, Array is exempt from certain listing standards under the rules of the NYSE that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
As discussed below under "Audit Committee," the following members of the Audit Committee qualify as independent under the NYSE listing standards: Harry J. Harczak, Jr. (chairperson), Esteban C. Iriarte and Xavier D. Williams.
Meetings of Board of Directors
The Array Board of Directors held ten meetings during 2025, of which five were regularly scheduled and five were special board meetings related to the aforementioned strategic alternatives review. Each director attended at least 75% of the total number of board meetings and at least 75% of the total number of committee meetings on which such person was a member of the committee (during the period such person was a director or member of such committee).
Corporate Governance Best Practices
The following identifies a number of the good corporate governance best practices adopted and followed by Array:
•Annual election of directors.
•Array has adopted Corporate Governance Guidelines that are intended to reflect good corporate governance and other best practices.
•The positions of (i) Chair of the Board and (ii) President and Chief Executive Officer are separated.
•The Audit Committee, which is comprised entirely of independent directors as required, operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•Annual self-assessment of board.
•Array holds an annual "Say-on-Pay" vote.
•At least once per year, independent directors meet without non-independent directors and management.
•Non-management directors meet at regularly scheduled executive sessions without management.
•No super-majority vote is required to amend the Array Charter or Bylaws.
Corporate Governance Guidelines
Array's corporate governance guidelines address (i) Board of Directors structure, (ii) director qualification standards, (iii) director responsibilities, orientation and continuing education, (iv) director compensation, (v) board resources and access to management and independent advisors, (vi) annual performance evaluation of the board and committees, (vii) board committees, (viii) management succession and (ix) periodic review of the guidelines.
These Guidelines provide that, once each year, the Board of Directors will discuss corporate governance, including the allocation of seats between independent and non-independent directors.
A copy of such guidelines is available on Array's Investor Relations website, investors.arrayinc.com, Governance—Governance Documents—Corporate Governance Guidelines.

Board Self-Assessment
Pursuant to these Guidelines, under the leadership of the Chair, the Array Board of Directors performed a self-assessment and evaluated its performance and effectiveness as a board in 2025. This self-assessment covered matters relating to board meetings, board composition, committees, board oversight, and other matters.

Audit Committee
Meetings in Fiscal 2025: 7
Members: Harry J. Harczak (Chair), Esteban C. Iriarte, Xavier D. Williams
Responsible for:
● Assisting the Board of Directors of Array in its oversight of the:
• integrity of financial statements
• compliance with legal and regulatory requirements
• qualifications and independence of our registered public accounting firm
• performance of the internal audit function and registered public accounting firm
• cybersecurity
● Preparing an audit committee report
● Reviewing related party transactions
● Performing functions outlined in the Array Audit Committee Charter
Mr. Harczak is an Audit Committee Financial Expert as defined by the SEC
Each member qualifies as independent under the NYSE standards.
A copy of the committee charter is available on Array’s Investor Relations website, investors.arrayinc.com, Governance—Governance Documents—Audit Committee.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by Array's principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.
Compensation Committee
Under NYSE listing standards, Array is a controlled company and not required to have an independent compensation committee. Effective August 2025, the full Array board will make equity plan determinations previously made by the LTICC. See "Compensation Discussion and Analysis" and "Compensation Committee Interlocks and Insider Participation" for further information.

Technology Advisory Group (TAG) Committee
Meetings is Fiscal 2025: 1
Members: LeRoy T. Carlson Jr. (Chair), Harry J. Harczak, Jr., Esteban C. Iriarte, Xavier D. Williams
● Responsible for reviewing, monitoring and informing the Board on technology and related matters affecting Array and its customers
● The TAG Committee does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which also includes representatives of Array and TDS management, as well as TAG Committee members from TDS' Board
The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.

Director Nomination Process
As a controlled company, Array is exempt from the requirement to have a corporate governance and nominating committee comprised solely of independent directors. Accordingly, Array does not have a corporate governance and nominating committee or charter. Instead, the TDS Corporate Governance and Nominating Committee develops selection objectives and makes recommendations for qualified individuals to serve on the board and in 2025 Christopher O'Leary was elected Lead Independent Director at TDS and he is member of the TDS CGNC. The entire Board of Directors of Array participates in the consideration of director nominees.
In its annual board self-assessment, the full Board of Directors considers its composition, and the composition of each of its committees, and discusses expertise that may be needed in the future. In connection with the nominations of directors for election, the Board of Directors considers the tenure, qualifications and expertise of all of the directors. The Board of Directors does not have any specific, minimum qualifications that it believes must be met by a nominee.
The Board of Directors does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by the holder of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates to be elected by the holders of Common Shares, the Board of Directors may from time to time informally consider candidates recommended by shareholders who hold a significant number of Common Shares, in addition to the recommendation of TDS. Shareholders who desire to nominate directors must follow the procedures set forth in Array's Bylaws.
The Array Bylaws provide that a candidate will not be eligible for election or continued service as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the Federal Communications Commission (FCC), as determined by the Board of Directors with the advice of counsel. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the Array Bylaws), as determined by the Board of Directors. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if, as determined by the Board of Directors with the advice of counsel, (i) such candidate's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such candidate has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.
The Bylaws provide that a person properly nominated by a shareholder for election as a director shall not be eligible for election as a director unless he or she signs and returns to the Secretary of Array, within fifteen days of a request therefor, written responses to any questions posed by the Secretary, that are intended to (i) determine whether such person may qualify as independent and would qualify to serve as a director under rules of the FCC, and (ii) obtain information that would be disclosed in a proxy statement with respect to such person as a nominee for election as a director and other material information about such person.
As reflected in its Code of Business Conduct, Array does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In addition, in considering whether to nominate individuals as director candidates, the Board of Directors believes that it is desirable to have directors who bring different backgrounds, experience, skills and other characteristics to permit the board to have a variety of views and insights.
In general, in determining whether to nominate directors for re-election, the Board of Directors considers all facts and circumstances. Potential candidates are initially screened by the Chair and by other persons whom the Chair designates. Following this process, when appropriate, information about the candidate is presented to and discussed by the full Board of Directors.
Shareholder Communication with Directors
Shareholders or other interested parties may send communications to the Board of Directors, to the non-management directors, to the independent directors or to specified individual directors, including the chair of the Audit Committee, of Array at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Vice President and Corporate Secretary of Array, 500 W. Madison Street, Suite 810, Chicago, Illinois 60661 or by email at elsa.ansani@tdsinc.com. Any germane shareholder or other communications related to proper board business that are addressed to the Board of Directors, the non-management directors, the independent directors or specified individual directors will be delivered by the Secretary to such persons or group.
Information on communicating with directors is available on Array's Investor Relations website, investors.arrayinc.com, Governance—Contact the Board.

Non-Management Directors
As required by the NYSE listing standards, the non-management directors or independent directors of Array meet at regularly scheduled executive sessions without management. The chair of the Audit Committee presides at all meetings of the non-management directors. The independent directors of Array meet at least once per year in an executive session without management or directors who are not independent.
Array Policy on Attendance of Directors at Annual Meeting of Shareholders
All directors are invited and encouraged to attend each annual meeting of shareholders, which is normally followed by a meeting of the Board of Directors. In general, all directors attend each annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. All of the persons serving as directors at the time attended the virtual 2025 annual meeting.

EXECUTIVE OFFICERS
Anthony J. M. Carlson, Walter C. D. Carlson and Vicki L. Villacrez are the Company’s executive officers. Information regarding these individuals is included in the disclosure above under "Election of Directors".

Codes of Business Conduct and Ethics Applicable to Directors and Officers
Array has adopted a Code of Business Conduct and Ethics for Officers and Directors and a Code of Business Conduct that is applicable to all employees of Array and its subsidiaries. The foregoing codes can be found on Array's Investor Relations website, investors.arrayinc.com, Governance—Governance Documents—Code of Business Conduct and Ethics for Officers and Directors and under Governance—Governance Documents—Code of Conduct.
The culture at Array is based upon the fundamental belief that our company’s long-term success is inextricably tied to associate engagement and high ethical standards. Array's Code of Conduct publicly sets forth expectations for ethical behavior across the enterprise that all associates must abide by in all business dealings.
Array intends to disclose any amendments to any of the foregoing codes, by posting such information to Array's website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by Array's Board of Directors or an authorized committee thereof, as applicable, and disclosed on either the website or in a Form 8-K. There were no such waivers in 2025.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors and the Audit Committee unanimously recommends a vote FOR the approval of the ratification of PwC.
Representatives of PwC will be available at the Annual Meeting with an opportunity to make a statement and respond to appropriate questions from shareholders.
Is this vote binding on the Board of Directors?
This vote is an advisory vote only and, therefore, it will not bind Array or our Board of Directors or Audit Committee. We are not required to obtain shareholder ratification of the selection of PwC as our independent registered public accounting firm by our Bylaws or otherwise. However, we have elected to seek such ratification at the 2026 Annual Meeting.
Under the Intercompany Agreement with TDS, Array has agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing Array's financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. TDS has engaged PwC for such purposes.
Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2026, subject to Array's obligations under the Intercompany Agreement.
Your Board of Directors and the Audit Committee unanimously recommends a vote "FOR" the approval of Proposal 2.

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by Array's principal accountants, PwC, for 2025 and 2024:

	2025	2024
Audit Fees(1)	$1,640,000	$2,536,760
Audit Related Fees(2)	286,000	300,600
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees(5)	$1,926,000	$2,837,360

(1)Represents the aggregate fees billed for professional services rendered for the audit of the financial statements included in Array's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, subsidiary audits, attest services, consents, and review of documents filed with the SEC.
(2)Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Array's financial statements that are not reported under Audit Fees, if any. In 2025 and 2024, this amount represents fees billed for audits of subsidiaries and partnerships in which certain subsidiaries have a partnership interest.
(3)Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.
(4)Represents the aggregate fees billed for services other than services described in Note (1), (2), or (3), if any.
(5)Amounts do not include fees billed directly to TDS. Although TDS bills Array an overall allocation of costs pursuant to the Intercompany Agreement, TDS does not specifically identify and allocate fees of PwC to Array.
See Array's Investor Relations site, investors.arrayinc.com, Investor Relations—Governance—Governance Documents—Audit Committee for the Audit Committee's charter.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of three members of the Board of Directors who are "independent" as defined by the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the website, investors.arrayinc.com, under Investor Relations—Governance—Governance Documents—Audit Committee. The charter was most recently updated in August 2025.
Management is responsible for Array's internal controls and the financial reporting process. Array utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. Array's independent registered public accounting firm is responsible for performing an independent audit of Array's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee reviewed and discussed the audited financial statements, as of and for the year ended December 31, 2025, with management, the internal audit staff and representatives of PwC, Array's independent registered public accounting firm. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and this information was discussed with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to Array during 2025 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Array's Form 10-K for the year ended December 31, 2025.
The Audit Committee holds quarterly regularly scheduled meetings to review and approve the financial results for the immediately preceding period. The Audit Committee reviews Array's Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit and Corporate Secretary.

At its regularly scheduled meetings in 2025, the Audit Committee reviewed Array's policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of Array's legal, regulatory and ethical compliance programs, including Code of Business Conduct and Whistleblower hotline activity, were also reviewed. In addition, at each of its regularly scheduled meetings, the Audit Committee spoke with senior members of the financial management team, its General Counsel, TDS' Vice President - Internal Audit and Corporate Secretary and representatives of PwC at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. Members of IT security and technology teams also brief the Audit Committee at least twice a year to discuss cybersecurity issues and concerns.
The Audit Committee is updated periodically on management's process to assess the adequacy of the system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of its internal control over financial reporting. The Audit Committee also discussed with PwC Array's internal control assessment process and management's assessment as well as PwC's evaluation of Array's system of internal control over financial reporting.
The Audit Committee evaluates the performance of PwC and the senior audit engagement team, provides feedback to the senior audit engagement team on the firm’s performance and determines whether to reengage PwC or consider other audit firms, subject to Array's obligations under the Intercompany Agreement with TDS. The Audit Committee considers the quality and efficiency of the services provided by the auditors and its dialogue with the Committee, the auditors' capabilities and the auditors' technical expertise and knowledge of Array's operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as Array's independent registered public accountants for the year ending December 31, 2026. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, Array anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.
Array has engaged PwC since 2002 which leads Array to consider tenure in its evaluation of PwC. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner in 2023, the Audit Committee is confident that Array is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of Array and its shareholders.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of Array, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of Array's internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on Array's management and PwC.
By the members of the Audit Committee of the Board of Directors of Array:

Harry J. Harczak, Jr. Chairperson	Esteban C. Iriarte*	Xavier D. Williams
*Mr. Iriarte was first appointed to the Audit Committee on August 1, 2025.

PROPOSAL 3
APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR EXCULPATION OF OFFICERS
We are asking our shareholders to approve amendments to the Restated Certificate of Incorporation of Array (the “Charter”) to include exculpation for certain corporate officers of the Company for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations (the “Exculpation Amendment”). The proposed exculpation for officers is similar to, but more limited than, the protections currently available to directors of the Company.
After careful consideration, the Board of Directors has determined that it is advisable and in the best interests of the Company and our shareholders to provide exculpation for officers in the Charter. The following general description of the proposed Exculpation Amendment is qualified in its entirety by reference to the text of the proposed amendment to Article VII of the Charter attached to this proxy statement as Appendix A.
Background
The Company is incorporated in the State of Delaware and therefore subject to the Delaware General Corporation Law (“DGCL”). The DGCL permits Delaware corporations to limit or eliminate directors’ personal liability for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations such as prohibiting exculpation for intentional misconduct or knowing violations of the law. These provisions are referred to as “exculpatory provisions” or “exculpatory protections.” Exculpatory provisions for directors are currently included in the Charter.
In 2022, the Delaware legislature amended the DGCL (Section 102(b)(7)) to permit Delaware corporations to provide similar exculpatory protections for officers in the certificate of incorporation of a company. This decision was due in part to the recognition that both officers and directors owe fiduciary duties to corporations, and yet only directors were protected by the exculpatory provisions.
Conditions and Limitations to Exculpation under DGCL Section 102(b)(7)
As adopted, amended Section 102(b)(7) of the DGCL protects officers from personal monetary liability for breaches of the fiduciary duty of care.
Exculpation for officers is not available for:
• Breaches of the fiduciary duty of loyalty (which requires officers to act in good faith for the benefit of the corporation and not for personal gain);
• Intentional misconduct or knowing violations of the law; and
• Derivative claims on behalf of a corporation by a shareholder.
In addition, the protections of Section 102(b)(7) of the DGCL are limited to monetary damages only. Accordingly, claims against officers for equitable relief are still available. For purposes of the Exculpation Amendment, “officer” has the meaning provided in Section 102(b)(7) of the DGCL.
Reasons for the Exculpation Amendment
The Board of Directors believes that eliminating personal monetary liability for officers under the circumstances permitted by the DGCL is reasonable and appropriate. Claims against directors and officers for breaches of fiduciary duties are expected to continue. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation against officers and disproportionately increased costs in the form of increased director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation while such claims are ongoing.
Further, we anticipate that officer exculpation provisions will continue to become more common. As a result, officer exculpation provisions may become necessary for Delaware corporations to attract and retain experienced and qualified corporate officers. Accordingly, the Board of Directors has determined it is advisable and in the best interests of the Company and its shareholders to seek shareholder approval for the Exculpation Amendment.
Effectiveness of the Exculpation Amendment if Approved
If the Exculpation Amendment is approved, it will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware, which is expected to occur shortly following the 2026 Annual Meeting.
Your Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the Company’s Restated Certificate of Incorporation to allow for exculpation of officers.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 4?
We are providing shareholders with an opportunity to vote, on an advisory basis, on the compensation of Array's 2025 named executive officers (NEOs) as disclosed in this 2026 Proxy Statement, including Compensation Discussion and Analysis, compensation tables and discussions. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote. Anthony J. M. Carlson is the only NEO that remains at Array; all of the other NEOs, except for Douglas W. Chambers, departed the Company upon the closing of the sale of the wireless operations and select spectrum assets to T-Mobile on August 1, 2025. Mr. Chambers departed the Company on December 9, 2025.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices.
Array is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. Array held a Say-on-Frequency vote at the 2023 annual meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2023, the Board of Directors adopted a policy to hold the Say-on-Pay vote every year unless and until this policy is changed and it will submit the next Say-on-Frequency proposal to shareholders at the 2029 annual meeting.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
Array believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. Array's compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Is this vote binding on the Board of Directors?
The Say-on-Pay vote is an advisory vote only and, therefore, will not bind Array or our Board of Directors. However, the Board of Directors and the Chair will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your Board of Directors unanimously recommends a vote "FOR" the approval of Proposal 4.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Form 10-K for the year ended December 31, 2025.
In August 2025, the wireless operations and select spectrum of UScellular were sold to T-Mobile and UScellular changed its name to Array Digital Infrastructure, Inc. Throughout this Compensation Discussion and Analysis, references to Array refer to UScellular for the period prior to August 1, 2025. All then-serving Named Executive Officers (NEOs), other than Douglas W. Chambers, departed the Company upon the closing of this transaction (the "Closing"). The following Compensation Discussion and Analysis describes the Array executive compensation program in 2025. In 2025, Array had an LTICC, which had responsibility relating to the equity compensation of the NEOs, that was dissolved on August 1, 2025, and now the Array Board will make equity plan determinations previously made by the LTICC.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis (CD&A) describes the Company's executive compensation programs and explains compensation decisions for the following NEOs in 2025:

Named Executive Officer	Position with the Company During 2025 (1)
Anthony J. M. Carlson	Director, President and Chief Executive Officer
Laurent C. Therivel	Former Director, Former President and Chief Executive Officer
Douglas W. Chambers	Former Director, Former President and Chief Executive Officer and Former Chief Financial Officer
Michael S. Irizarry	Former Director, Former Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology
Kevin R. Lowell	Former Executive Vice President, Chief People Officer and Head of Communications
(1)In connection with the Closing effective August 1, 2025, Messrs. Therivel, Irizarry and Lowell separated from Array and Mr. Chambers was appointed as interim President and Chief Executive Officer, in each case, on August 1, 2025. Effective November 16, 2025, Mr. Anthony J. M. Carlson was appointed President and Chief Executive Officer succeeding Mr. Chambers, who continued to serve as a Senior Advisor to Array through his separation from Array on December 9, 2025. For additional information regarding these transitions, and a description of Mr. Anthony J. M. Carlson's 2025 compensation, please see “Impact of Strategic Transactions and 2025 Management Transitions” below.
LeRoy T. Carlson, Jr., Vice Chair of TDS and former Chair of Array, Walter C. D. Carlson, Chair and President and Chief Executive Officer of TDS and Chair of Array effective August 1, 2025, and Vicki L. Villacrez, Executive Vice President and Chief Financial Officer of TDS and Executive Vice President, Chief Financial Officer and Treasurer of Array effective August 1, 2025, each served as executive officers of Array during 2025 and received no compensation directly from Array in connection with such services and were compensated by TDS in connection with services for TDS and TDS subsidiaries, including Array. A portion of the compensation expense incurred by TDS for LeRoy T. Carlson, Jr., Walter C. D. Carlson and Vicki L. Villacrez was allocated to Array by TDS, along with the allocation of other compensation expense and other expenses of TDS. There is no identification or quantification of the compensation of LeRoy T. Carlson, Jr., Walter C. D. Carlson and Vicki L. Villacrez, or of any other allocated expense in this allocation of cost to Array. Prior to his appointment as an executive officer of TDS and Array, Walter C. D. Carlson received an award of Array Common Shares and certain other compensation for his service as a non-employee director pursuant to Array’s non-employee director compensation program. See the discussions below under “Compensation of Directors” and "Intercompany Agreement."
Although Array did not have an independent compensation committee for all executive compensation, long-term equity compensation of executive officers other than Anthony J. M. Carlson was approved by the fully independent LTICC in 2025, as discussed below. As described above, the LTICC was dissolved on August 1, 2025.
With respect to the NEOs other than the then-serving President and CEO, the former Chair of Array reviewed the then-serving President and CEO's evaluation of the performance of such NEOs and in consultation with the then-serving President and CEO set the annual base salary and bonus compensation levels for such NEOs, and recommended long-term equity compensation to the LTICC, based on such performance evaluations and compensation principles as discussed below.

Continuing NEO Compensation
Effective November 16, 2025, Anthony J. M. Carlson was appointed as President and CEO, succeeding Mr. Chambers. In connection with his appointment, Mr. Carlson and Array entered into an offer letter (the “Carlson Offer Letter”), which provides that Mr. Carlson will receive an annual base salary of $400,000 and will be eligible for an annual bonus, with a target bonus opportunity for 2025 equal to 60% of his base salary, pro-rated based upon his period of service as President and CEO of Array during 2025. He will be eligible to participate in Array’s LTIP and his target equity awards for 2026 will be equal to 140% of his base salary. Mr. Carlson was eligible to participate in the SERP and the TDS Pension Plan in 2025. In his role as our President, Mr. Carlson's annual cash compensation's is approved by the Chair of Array and his long-term incentive compensation will be approved by the Board.
Prior to his appointment as President and CEO, Mr. Carlson was a Vice President of TDS Telecom, a wholly-owned subsidiary of TDS. Mr. Carlson was also eligible for a pro-rated bonus, with a target bonus opportunity of 50% of his base salary of $233,400 during his period of service with TDS Telecom during 2025. He was also granted equity incentive awards under TDS' Long-Term Incentive Plan. Mr. Carlson’s compensation for his service with TDS Telecom prior to his appointment as President and CEO is described in more detail in the TDS proxy statement. Except as otherwise indicated, the descriptions of the Company’s executive compensation program in this Compensation Discussion and Analysis describe the executive compensation program as it applied to the NEOs who separated from the Company in 2025 and do not apply to Mr. Carlson.
Please see “Potential Payments Upon Termination or Change in Control” below for additional information regarding the payments and benefits to which Anthony J. M. Carlson would have been entitled as of December 31, 2025 in connection with a change in control or termination of his employment.
2025 Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to NEOs	Other Generally Applicable Benefits and Plans
• Salary	• Restricted Stock Units	• Deferred Compensation	•Tax-Deferred Savings Plan •Health & Welfare Benefits •Pension Plan
• Bonus	• Performance Share Units	• Supplemental Executive Retirement Plan ("SERP")
• Perquisites
In 2025, we used our compensation programs to attract, motivate and retain our executives. Our compensation programs and practices were designed to pay for performance and to align management's interests with those of Array's shareholders. We believe that the compensation programs helped drive Array performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to performance, and by making efforts to balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation.
2025 Executive Compensation Process
The process for approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each NEO, based on the particular duties and responsibilities of the NEO, as well as compensation elements for comparable positions at other companies.
In 2025, the Chair had access to numerous performance measures and financial statistics prepared by Array. The financial information includes the audited financial statements of Array, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. The Chair and LTICC at the time also considered such other factors that they deem appropriate in making their compensation recommendations or decisions. Ultimately, it was the informed judgment of the Chair and/or the LTICC, after considering all of the foregoing factors, and considering the recommendation of the President and CEO and/or Chair, that determined the elements of compensation for NEOs in 2025.
Annually, the President and CEO recommended the base salaries for the NEOs other than himself, and the Chair reviewed and approved such base salaries and determined the base salary of the President and CEO.
In addition, the President and CEO recommended the annual bonuses for the NEOs other than himself, and the Chair reviewed and approved such bonuses and determined the bonus of the President and CEO.
The LTICC determined long-term equity compensation awards to the NEOs under the Array Long-Term Incentive Plan ("LTIP"), which awards generally include performance share units and/or restricted stock units. The NEOs may also elect to defer a portion of their bonus and receive bonus match units on the portion deferred.
The Chair and the LTICC did not consider an officer's outstanding equity awards or stock ownership levels when determining such officer's compensation. The Chair and LTICC evaluated compensation based on performance for a particular year and other considerations as described herein and did not consider stock ownership to be relevant.

Compensation Principles
We believe that equity-based compensation aligns executives' interests with shareholders, drives performance and facilitates retention of superior talent. In 2025, annual equity awards consisted of performance share units (PSUs) and restricted stock units (RSUs).
•The PSUs granted in 2025 were scheduled to be paid in Company stock or cash, as determined in the discretion of the LTICC, based on the outcome of the performance goals that were set for the performance period assuming the NEO remained employed through the three-year cliff vesting date. The PSUs granted in 2025 had a one year performance period (January 1, 2025 through December 31, 2025) and a Return on Capital metric (weighted 50%) and a Simple Free Cash Flow metric (weighted 50%).
•The RSUs granted in 2025 were time-vested awards that were scheduled to be paid one-third each year on the anniversary of the grant date in Company stock or cash, as determined in the discretion of the LTICC, assuming the NEO remained employed through the vesting dates.
In connection with the Closing, and in accordance with the applicable award agreements (or, in the case of Mr. Chambers, in accordance with his Equity Acceleration Agreement (as described below)), the 2025 PSU and RSU awards were cash-settled (at 100% performance attainment with respect to the PSUs).
Cash incentive compensation links compensation with goal attainment. The Chair and the President and CEO continue to believe that linking compensation to certain performance metrics results in a performance driven culture. The majority of compensation awarded to NEOs is dependent upon Company performance. In 2025, the Chair and the President and CEO set performance goals they believed to be challenging in connection with the annual cash bonus awarded to NEOs under the Array Annual Incentive Plan.
•In 2025, 100% of the NEOs bonus awards paid under the Array Annual Incentive Plan were based on performance under the following metrics, which were measured through June as a result of the Closing: Consolidated Total Service Revenues (30% weighting), Consolidated Operating Cash Flow (40% weighting), Consolidated Capital Expenditures (10% weighting), and Postpaid Handset Net Additions (20% weighting).
Fixed compensation (base salary) represents a smaller portion of total target compensation than variable compensation. The Company makes efforts to appropriately balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to each NEO.
•In 2025, fixed compensation (base salary) represented 13% and variable compensation (annual cash bonus and equity incentives) represented 87% of Mr. Therivel's total target compensation; and
•For the remaining NEOs, 2025 fixed compensation (base salary) represented 25% (on average) and 2025 variable compensation (annual cash bonus and equity incentives) represented 75% (on average) of total target compensation.
The following chart summarizes total target compensation established for each NEO in 2025:
Summary of 2025 NEO Target Compensation

Named Executive Officer	2025 Annual Base Salary (1)	2025 Annual Incentive Target Value (2)	2025 Long-Term Incentive Award Target Value (3)	2025 Total Target Compensation
Laurent C. Therivel	$930,300	$1,023,330	$5,150,194	$7,103,824
Douglas W. Chambers	$620,520	$341,286	$1,506,241	$2,468,047
Michael S. Irizarry	$820,182	$533,118	$2,010,289	$3,363,589
Kevin R. Lowell	$527,055	$289,880	$1,279,466	$2,096,401

(1)The amounts listed in the column reflect the March 1, 2025 base salary for all NEOs.
(2)The amounts listed in the column reflect March 1, 2025 base salary multiplied by 2025 annual incentive target for all NEOs.
(3)Expressed as the aggregate grant date value of RSUs and PSUs, excludes the grant date value for deferred match units.

Executive Compensation Programs Support Goals and Objectives
Array was committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focused on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the Company's values and long-term perspective.
The objectives of Array's compensation programs for its executive officers were generally to:
•support Array's overall business strategy and objectives;
•attract and retain high quality management;
•link individual compensation with attainment of Array objectives and individual performance goals; and
•provide competitive compensation opportunities consistent with the financial performance of Array.
The primary financial focus of Array was to increase long-term shareholder value through growth, measured in such terms as return on capital, service revenues, cash flow, capital expenditures, and post-paid handset net additions. Compensation decisions were made considering these performance measures, as well as all other appropriate facts and circumstances, including factors such as customer growth and employee engagement.
Array's compensation policies for executive officers were intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the performance of Array, utilizing good governance practices and other best practices. Array's compensation programs were designed to reward the performance of Array on both a short-term and long-term basis.
Array's policies established incentive compensation performance goals for NEOs based on factors over which such officers were believed to have substantial control and which were believed to be important to Array's long-term success. Management believed compensation generally should be related to the performance of Array and should be sufficient to enable Array to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance driven metrics are key inputs to compensation and awards, the Chair may consider other factors to ensure alignment with Array's goals.
Maintaining Best Practices Regarding Executive Compensation
The Chair, the President and CEO and the LTICC maintained policies and procedures for establishing compensation for the Array executives, including the NEOs, and considered many of these to represent best practices in corporate governance.

What We Did
☑ Pay for Performance: A significant portion of NEO total target compensation was tied to Company performance.	☑ Limited Perquisites: We provided few perquisites ("perks") to our officers.
☑ Maximum Payouts on Incentives: 2025 annual cash incentive award payouts were capped at 195% of target and 2025 PSU payouts were capped at 175% of target.
☑ Independent Long-Term Incentive Compensation Committee: During 2025, the long-term equity-based compensation of executive officers was reviewed and approved by our LTICC comprised solely of independent directors. Other executive compensation was approved by Array's Chair, who at the time was also a director and executive officer of TDS, the majority shareholder of Array.

☑ Compensation Consultant: Willis Towers Watson advised the Company and LTICC on executive compensation matters.

What We Didn't Do
☒ No Hedging or Pledging: Officers are prohibited from hedging, pledging or otherwise encumbering shares of Array's common stock, including holding shares in a margin account.	☒ Limited Tax Gross-Ups: NEOs and other executive officers are not entitled to tax gross-ups except in limited circumstances.
☒ Repricing of Stock Options: Repricing of stock options without shareholder approval is prohibited (except in the event of certain corporate events).

Clawback Policy
Array believes it is prudent to create and maintain a culture that emphasizes integrity and accountability while reinforcing its pay-for-performance compensation philosophy. Array's clawback policy requires the return, repayment or forfeiture of any erroneously awarded incentive compensation received by any current or former NEO in the event of certain financial restatements, as required by the Dodd-Frank Wall Street Reform & Consumer Protection Act and corresponding New York Stock Exchange listing standards.
Results of the 2025 Say-on-Pay Vote
In 2025, we sought an advisory vote from our shareholders on NEO compensation (commonly referred to as "Say-on-Pay"). The Chair, the President and CEO and the LTICC considered the fact that shareholders overwhelmingly voted at the 2025 annual meeting FOR the Say-on-Pay proposal with respect to 2024 NEO compensation. Even with this strong endorsement of the Company's pay practices, the Chair and President and CEO along with the LTICC believed that it was essential to regularly review the executive compensation program. In 2025, the Chair and the President and CEO along with the LTICC concluded that the compensation program provided awards that they believed motivated our NEOs to maximize long-term shareholder value and encouraged long-term retention. The Chair, the President and CEO and the Board intend to consider the results of the annual Say-on-Pay votes in their future compensation policies and decisions.
Changes to Compensation Policies
There were no material changes made to the executive compensation programs in 2025 in response to the 2025 Say-on-Pay Vote.
Maintaining a Competitive Compensation Program—Benchmarking Compensation Data
In 2025, for the NEOs other than Anthony J. M. Carlson, Willis Towers Watson completed a job specific market analysis with respect to base salary, target annual and long-term incentive opportunities, target total cash and target total direct compensation. Executive officer positions were compared and matched to survey positions based on current role responsibilities. The source of market data was a Willis Towers Watson database of approximately 1,400 companies.
When setting long-term incentive awards, the LTICC considered market compensation data provided by Willis Towers Watson as follows:
•The multiples used to calculate the long-term incentive awards granted in 2025 were determined by the LTICC considering market compensation data with a weighting of:
◦50% of the total based generally on data from general industry companies (with revenue of $3B to $6B); and
◦50% of the total based generally on data from a peer group (as identified below).
•The 2025 Custom Peer Group:
◦Must share at least one of the following characteristics: 1) wireless telecommunications services or technology and software company 2) has intense customer-orientation or satisfaction as a part of its core business strategy and/or 3) single owner of 40% or more of its outstanding equity.

ADT Inc.	Frontier Communications Parent, Inc.	NCR Voyix Corporation
AMETEK, Inc.	Harley-Davidson, Inc.	Parsons Corporation
Bloomin' Brands, Inc.	Herbalife Ltd.	Paychex, Inc.
Brown-Forman Corporation	Hertz Global Holdings, Inc.	Sylvamo Corporation
Brunswick Corporation	HNI Corporation	The Hershey Company
Columbia Sportswear Company	Kontoor Brands, Inc.	Travel + Leisure Co.
Crown Castle Inc.	Leggett & Platt, Incorporated
Note: This group was selected by the LTICC with the assistance of Willis Towers Watson.
•The multiples that were approved for the NEOs are presented in "Long-Term Equity Compensation" below.
In 2025 the Chair, President and CEO and LTICC compared the base salaries, target annual cash incentives, target long-term incentives and total target compensation of each of Array's NEOs, other than the President and CEO, to the compensation data provided by Willis Towers Watson. The comparison was made to help determine whether Array's compensation practices fell in line with competitive market data.

Array believed that compensation decisions are complex and require a deliberate review of Array performance, peer compensation levels, experience of individual executives, and individual performance, among other factors. In determining executive compensation, the Chair, President and CEO and LTICC considered all forms of compensation to review the value delivered by each component of compensation to each executive. Accordingly, the Chair, President and CEO and LTICC may have determined that, with respect to any individual, it was appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might have influenced the amount of compensation awarded include market competition for a particular position, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company, internal pay equity and other relevant considerations.
Executive Compensation Program

	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2025 Decisions
Fixed	Base Salary	Fixed Cash Compensation	To attract, retain and motivate superior talent	Based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure and other factors	Annual base salary merit increases ranged from 2.0% - 3.0%
Pay-At-Risk	Annual Cash Incentive Awards (Bonus)	Variable Cash Compensation Percentage of base earnings based on the achievement of annual company performance goals	To align overall annual Company performance directly with cash compensation	The target percentage of base earnings is determined based on job scope, market data, internal pay equity and other factors Actual payouts based on achievement can range from 0% to 195%	Company performance based on financial metrics through June 2025 resulted in a 100.8% payout
Performance Share Unit Awards (PSUs)	Equity Compensation

Number of shares payable based on original target adjusted by company achievement during the one-year performance period and released at the end of the three-year cliff vesting period (assuming continued employment)

		Value of PSUs is variable based on company performance and the long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interest with shareholders' interests To support our business strategy	Based on job scope, market data, individual performance and expected future contribution Actual payouts based on company achievement and can range from 100% to 175% of target
One half of the value of the total target equity award was granted in the form of PSUs

In accordance with the applicable award agreements (or in the case of Mr. Chambers, his Equity Acceleration Agreement), these awards were cash-settled at 100% performance attainment in connection with the Closing

Restricted Stock Unit Awards (RSUs)	Equity Compensation

Time-vested one-third each year on the anniversary of the grant date (assuming continued employment through the vesting dates)

Value of RSUs is variable based on long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interests with shareholders' interests To support our business strategy	Based on job scope, market data, individual performance and expected future contribution	One-half of the value of the total target equity award was granted in the form of RSUs

In accordance with the applicable award agreements (or in the case of Mr. Chambers, his Equity Acceleration Agreement), these awards were cash-settled in connection with the Closing

Compensation Provided to NEOs in 2025
Base Salary
Annually, the Chair determines the President and CEO's base salary. With respect to the other NEOs in 2025, the President and CEO recommended and the Chair approved each such NEO's base salary. In setting 2025 base salary levels, the Chair and/or President and CEO considered market data, Company performance, individual performance and unique skill or knowledge set of each NEO. In 2025, NEOs received an annual base salary merit increase ranging from 2.0% - 3.0%. The base salary of each NEO was set at a level considered to be appropriate in the subjective judgement of the Chair and/or the President and CEO based on assessment of the responsibilities and performance of such NEO, taking into account Array's status as a public and controlled company, and the fact that Array was primarily a regional competitor and that some of its competitors were national or global telecommunication companies that are much larger, possess greater resources in more extensive coverage areas, and market other services that Array did not offer. No specific performance measures are determinative in the base salary compensation decisions for NEOs. Ultimately, it is the informed judgment of the Chair considering the recommendation of the President and CEO (in the case of the other NEOs) that determines the base salaries based on the total mix of information rather than on any specific measure of performance.
NEO Base Salary

Named Executive Officer	2025	2024	% Increase
Laurent C. Therivel (1)	$930,300	$903,200	3.0%
Douglas W. Chambers (2)	$620,520	$602,447	3.0%
Michael S. Irizarry (2)	$820,182	$804,100	2.0%
Kevin R. Lowell (2)	$527,055	$511,704	3.0%

(1)The increase was effective on January 1, 2025.
(2)The increase was effective on March 1, 2025.
Annual Bonus
The Chair and the President and CEO believe that annual bonus awards reinforce a pay-for-performance culture because the payment is based on Array's financial results. Annually, the Chair, considering the recommendation of the President and CEO, set the percentage of base earnings used to determine each NEO's target bonus, as well as performance goals for Array.
The Chair and the President and CEO believed that the target bonuses were competitive compared to the market data. The target percentage of base earnings for each NEO's bonus in 2025 was:
NEO Bonus Targets

Named Executive Officer	Percentage of Base Earnings
Laurent C. Therivel	110%
Douglas W. Chambers	55%
Michael S. Irizarry	65%
Kevin R. Lowell	55%
All of our NEOs participated in the 2025 Array Annual Incentive Plan. Under that plan, the Chair and the President and CEO set minimum, target and maximum annual company performance goals used to determine each NEO's 2025 annual bonus award. The following provides additional detail on the performance measures considered for the purposes of the 2025 Array Annual Incentive Plan. The Chair and the President and CEO believed that these metrics focused executives on maximizing profitability and the customer experience. In connection with their separations from the Company and pursuant to the terms of the Company’s executive severance policy, Messrs. Therivel, Irizarry and Lowell received a prorated bonus under the 2025 Array Annual Incentive Plan as described below. In connection with the Closing, the then-serving Chair determined to calculate annual bonus payouts under the 2025 Array Annual Incentive Plan based solely on Company performance as measured against financial metrics through June 2025 and not to take into account individual performance or the Chair’s assessment of Company performance. In addition, Mr. Chambers received a prorated bonus in connection with the Closing and a discretionary bonus post-Closing, for his service as President and CEO.

	Component Weighting	Maximum Percentage of Target
Consolidated Total Service Revenues	30%	200.0%
Consolidated Operating Cash Flow	40%	200.0%
Consolidated Capital Expenditures	10%	150.0%
Postpaid Handset Net Additions	20%	200.0%
Company Performance	100%
The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and the performance goals at the maximum payout level were intended to require superior performance.
Company Performance
In connection with the Closing, effective as of August 1, 2025, only the company performance goals measured by financial metrics were considered for purposes of awarding cash incentive payments for 2025, which incentive payments were pro-rated for the executives’ period of employment during 2025 prior to the Closing and paid to the executives following the Closing. As a result, the prorated bonuses for Messrs. Therivel, Irizarry, Lowell, and Chambers were based entirely on company financial metric results through June 2025, the date nearest as practicable to the Closing date, compared to the budgeted results for the same period as shown in the below table. The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with Array's financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures and other non-operating or non-core items. The below bonus results and targets are intended to reflect the core operating results over which officers have significant influence.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Performance Measures	Final Bonus Results for 2025 June YTD	Final Target for 2025 June YTD (1)	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Consolidated Total Service Revenues (2)	$1,477 M	$1,467 M	100.7%	90.0%	110.0%	107.0%	30.0%	32.1%
Consolidated Operating Cash Flow (3)	$458 M	$454 M	101.0%	85.0%	115.0%	106.6%	40.0%	42.6%
Consolidated Capital Expenditures (4)	$132 M	$184 M	72.0%	105.0%	90.0%	125.0%	10.0%	12.5%
Postpaid Handset Net Additions	(82,417)	(69,003)	n/a	(40,500) below target (5)	81,000 above target (5)	67.6%	20.0%	13.5%
Overall Company Performance							100.0%	100.8%

(1)Amounts shown in this column are based on the year-to-date budget through June 2025. The target achievement levels approved at the beginning of 2025 for each performance measure for the full-year were as follows: Consolidated Total Service Revenues, $2,938M; Consolidated Operating Cash Flow, $856.4M; Consolidated Capital Expenditures, $444.4M; and Postpaid Handset Net Additions, (135.1k).
(2)This represents total service revenues determined on a consolidated company-wide basis and in a manner consistent with Array's presentation of total service revenues for external reporting purposes.
(3)This represents operating cash flow determined on a consolidated company-wide basis and in a manner consistent with Array's presentation of adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual incentive and performance share unit plans.
(4)This represents capital expenditures determined on a consolidated company-wide basis and in a manner consistent with Array's presentation of capital expenditures for external reporting purposes. Achievement with respect to Capital expenditures was capped at 125% due to decisions to scale back on capital projects during the year. This change reduced overall company performance from 103.3% to 100.8%.
(5)Postpaid Handset Net Additions was defined as Array externally reported postpaid handset net additions.

If a metric did not meet the minimum threshold performance level, generally no bonus would be paid with respect to such metric. If maximum performance or greater was achieved, 200% (or 125% with respect to the Consolidated Capital Expenditures metric) of the target opportunity for that metric would be funded. As shown above, actual performance exceeded the minimum threshold but was below maximum performance. As a result, the payout level was interpolated for such measure based on the actual result relative to the respective minimum threshold performance percentage and maximum performance percentage.
As shown above, the quantitative company performance for 2025 June year-to-date was determined to be 100.8% of target.
Annual Cash Compensation
Base Salary:
The following shows certain information relating to base salary in 2025 for Laurent C. Therivel.

Laurent C. Therivel
2024 Annual Base Salary:	$903,200
2025 Annual Base Salary:	$930,300
$ Increase in Annual Base Salary:	$27,100
% Increase in Annual Base Salary:	3.0%
Range per 2024 Willis Towers Watson survey (50th to 75th percentile):	$875,000 - $1,070,000
Effective January 1, 2025, Mr. Therivel's base salary was increased to $930,300 which is slightly above the 50th percentile of the competitive salary range provided by Willis Towers Watson. This was the level considered to be appropriate in the subjective judgment of the Chair.
The following shows certain information relating to base salary in 2025 for the other NEOs:

	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
2024 Base Salary level	$602,447	$804,100	$511,704
2025 Base Salary level	$620,520	$820,182	$527,055
2025 Base Salary per Summary Compensation Table	$654,515	$571,752	$334,930
$ Increase in Base Salary on 3/1/2025	$18,073	$16,082	$15,351
% Increase in Base Salary	3.0%	2.0%	3.0%
Bonus:  The following table sets forth the prorated bonus amount paid to each NEO at the time of the August 1, 2025 Closing for the 2025 annual cash incentive award (the below amounts may be rounded):

		Formula	Laurent C. Therivel	Douglas W. Chambers (1)	Michael S. Irizarry	Kevin R. Lowell
a	2025 base salary earnings through August 1, 2025		$589,132	$389,969	$517,099	$331,231
b	Target bonus percentage		110%	55%	65%	55%
c	Target bonus	a x b	$648,046	$214,483	$336,114	$182,177
d	Percentage of 2025 target bonus based on company performance		100%	100%	100%	100%
e	Target bonus for company performance	c x d	$648,046	$214,483	$336,114	$182,177
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on year-to-date company performance through June 2025	e x 100.8%	$653,230	$216,199	$338,803	$183,634
(1) In addition to the annual cash incentive award of $216,199, Mr. Chambers received a discretionary bonus of $250,000 for his service as President and CEO following the Closing.

Long-Term Equity Compensation
Long-term equity compensation was intended to compensate executives primarily for their contributions to long-term increases in shareholder value. The Chair and the President and CEO, along with the LTICC, believed that equity awards both align management's interests with those of shareholders and reinforce a pay-for-performance culture.
Long-term compensation awards for NEOs are based, in part, on individual performance, with the intended goal of increasing long-term company performance and shareholder value. Performance share units (PSUs), restricted stock units (RSUs) and bonus match units generally vest over three years, to reflect the goal of relating long-term incentive compensation to increases in shareholder value over the same period.
The annual long-term compensation awards in 2025 were made under Array's 2022 Long-Term Incentive Plan ("2022 LTIP"). The target long-term incentive award value of each NEO's 2025 equity-based awards was comprised equally of PSUs (with the PSUs valued assuming achievement at the target performance level) and RSUs. These awards to the NEOs were granted on March 3, 2025.
2025 Target Long-Term Incentive Award

Named Executive Officer	Target Value of 2025 Equity Award
Laurent C. Therivel	$5,150,194
Douglas W. Chambers	$1,506,241
Michael S. Irizarry	$2,010,289
Kevin R. Lowell	$1,279,466
Under the 2022 LTIP, Array is authorized to grant stock options, stock appreciation rights, bonus stock awards, restricted stock awards, restricted stock unit awards, performance awards and other stock awards (including employer match awards for deferred bonus).
Mr. Therivel and the Company entered into a letter agreement on June 1, 2020, as amended by an addendum dated May 17, 2023 (the "Therivel Letter Agreement"), relating to his appointment as President and CEO. The Therivel Letter Agreement provided that each calendar year during Mr. Therivel's employment, it was anticipated that Mr. Therivel would receive annual equity grants with a target grant date value not less than $4,000,000. Mr. Therivel’s 2025 grants had a target grant date value equal to $5,150,194.
Based in part considering information from Willis Towers Watson, the formula for determining the number of units awarded to the NEOs other than the President and CEO was the NEO's base salary on December 31, 2024 times the NEO's performance multiple for 2025, divided by the Company's closing share price on February 28, 2025 (i.e., the last trading day preceding the March 3, 2025 grant date). The product of this formula was then split 50% in PSUs and 50% in RSUs. This result was rounded. The approach for determining long-term incentive award value granted to the President and CEO was based on a comparison to competitive market information provided by Willis Towers Watson.
Performance Share Units:   In 2025, one-half of the total target long-term incentive award value granted to the NEOs was made in the form of PSUs. The PSUs could be settled, in the LTICC's discretion, in shares of Array's common stock or in cash equal to the fair market value of the shares of common stock that had vested, based on Company achievement during the performance period from January 1, 2025 through December 31, 2025, against a Return on Capital goal (weighted 50%) and a Simple Free Cash Flow goal (weighted 50%). The Return on Capital goal had a possible payout ranging from 0% - 150% of the target award based on performance and the Simple Free Cash Flow goal had a possible payout ranging from 0% - 200% of the target award based on performance. The award agreements for the 2025 PSUs provided, however, that the number of shares subject to the award would not be reduced to less than 75% of target, regardless of performance attainment, and if a change in control (as defined in the 2022 LTIP) closed before December 31, 2025, then performance attainment would be deemed to have been met at no less than 100%. Following the one-year performance period, the 2025 PSUs were subject to time-based vesting through the third annual anniversary of the grant date. In accordance with the applicable award agreements, performance for the 2025 PSUs held by the executives was certified at 100% attainment at the time of Closing. See "Impact of Strategic Transactions and 2025 Management Transitions" below for a description of the treatment of the PSUs in connection with the Closing and the separations of the NEOs.

Restricted Stock Units: One-half of the total target long-term incentive award value was granted to the NEOs on March 3, 2025 in the form of RSUs. The RSUs could be settled, in the LTICC’s discretion, in shares of Array's common stock or in cash equal to the fair market value of the shares of common stock that had vested. The RSUs were originally scheduled to vest one-third annually on each anniversary of the grant date, assuming the NEO remained employed through the vesting dates. See "Impact of Strategic Transactions and 2025 Management Transitions" below for a description of the treatment of the RSUs in connection with the Closing and the separations of the NEOs.
The target values in the tables below were calculated by Array using the formulas described above considering information provided by Willis Towers Watson.
As a result of the foregoing formulas and individual performance factors, the following performance share units and restricted stock units were granted on March 3, 2025 to the NEOs (the amounts may be rounded).

		Formula	Laurent C. Therivel (1)	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
a	December 31, 2024 Base Salary		—	$602,447	$804,100	$511,704
b	Performance Multiple		—	2.50	2.50	2.50
c	Closing stock price on February 28, 2025		$65.58	$65.58	$65.58	$65.58
d	Long-Term Incentive Target Value	a x b	$5,150,194	$1,506,241	$2,010,289	$1,279,466
e	PSU Target Value	d x 50%	$2,575,097	$753,121	$1,005,145	$639,733
f	PSUs Granted (rounded)	e / c	39,266	11,484	15,327	9,754
g	RSU Target Value	d x 50%	$2,575,097	$753,121	$1,005,145	$639,733
h	RSUs Granted (rounded)	g / c	39,267	11,484	15,327	9,756
(1)Mr. Therivel's long-term incentive target value was determined considering an assessment of the competitive market at the 60th and 75th percentile ($4,670,000 - $5,385,000, respectively) as provided by Willis Towers Watson.
Impact of Strategic Transactions and 2025 Management Transitions
As previously disclosed, in 2024, the Company entered into agreements for strategic transactions with each of T-Mobile US, Inc., Verizon Communications, Inc., New Cingular Wireless PCS, LLC (a subsidiary of AT&T Inc.), Nsight Spectrum, LLC and Nex-Tech Wireless, LLC. The transaction with T-Mobile closed on August 1, 2025 and constituted a change in control for purposes of the Therivel Letter Agreement and a “LTIP Change in Control” or “Qualifying Transaction” (each as defined below) for purposes of the 2013 LTIP and 2022 LTIP.
Effective upon the Closing, the employment of each of Messrs. Therivel, Irizarry and Lowell was terminated without cause. In connection with his separation and subject to his execution and non-revocation of a release of claims, Mr. Therivel received (i) in accordance with the terms of the Therivel Letter Agreement, a lump sum severance amount equal to his then current annual base salary; (ii) a prorated annual bonus for 2025 based on actual company performance through June 30, 2025 and pro-rated for his period of employment during 2025; (iii) the cost of COBRA continuation coverage for one year; and (iv) outplacement services for one year. In connection with the Closing and in accordance with the Therivel Letter Agreement, the Chair recommended, and the Board approved, the accelerated vesting of one-third of the performance-based equity award granted to Mr. Therivel in connection with the commencement of his employment (the "Accomplishment Award") and the full accelerated vesting of Mr. Therivel’s remaining unvested equity awards, effective immediately prior to the Closing. The remaining two-thirds of the Accomplishment Award was forfeited. In addition, Mr. Therivel's company car was transferred to him in connection with the Closing. Pursuant to the Therivel Letter Agreement, Mr. Therivel is subject to non-competition and non-solicitation of employees and customers restrictive covenants for one-year following his termination. Mr. Therivel’s breach of any of the restrictive covenants would entitle the Company to injunctive relief and the payment of any reasonable attorneys’ fees, in addition to any other remedies to which the Company may be entitled.

In connection with their terminations of employment, and pursuant to the terms of the Company’s executive severance policy and subject to their execution and non-revocation of a release of claims, Messrs. Irizarry and Lowell were paid a lump sum cash payment equal to the sum of (i) their then-current annual base salary, (ii) an annual bonus for 2025 based on actual company performance through June 30, 2025 and pro-rated for their period of employment during 2025, and (iii) the cost of COBRA continuation coverage for one year. In addition, in accordance with the terms of the 2013 LTIP and the 2022 LTIP and the applicable award agreements, Messrs. Irizarry and Lowell’s outstanding equity awards fully vested upon their terminations of employment, based on target performance with respect to performance-based awards for which performance previously had not been certified (and with awards granted in 2024 and 2025 being settled in cash). In addition, in accordance with the terms of the Company’s supplemental executive retirement plan, or SERP, the Company made a contribution to the SERP on behalf of each of Messrs. Irizarry and Lowell in connection with their separations, which contributions represented the Company contributions that would have been made to the TDS Pension Plan (as defined below) on behalf of such NEOs but for certain limitations under the Internal Revenue Code and the TDS Pension Plan. In addition, Messrs. Irizarry and Lowell's company cars were transferred to them in connection with the Closing. In accordance with the terms of the TDS Pension Plan, in connection with their separations, a Company contribution to the TDS Pension Plan was made on behalf of Messrs. Irizarry and Lowell for the 2025 plan year, in an amount equal to the sum of (A) 3% of their eligible compensation up to the Social Security wage base, plus (B) 6% of their eligible compensation in excess of the Social Security wage base up to the compensation limit applicable to the TDS Pension Plan under tax laws. Messrs. Irizarry and Lowell are each subject to non-solicitation of employees and customers restrictive covenants for one year following their termination.
In connection with his appointment as President and Chief Executive Officer, Mr. Chambers and Array entered into an Equity Acceleration Agreement (the “Equity Acceleration Agreement”), pursuant to which Mr. Chambers’ outstanding equity awards vested in full and were settled (in cash, with respect to awards granted in 2024 and 2025) immediately following the Closing, based on target performance with respect to Mr. Chambers’ performance-based awards granted in 2025. Mr. Chambers received a prorated annual bonus of $216,199 for the period through the August 1, 2025 Closing based on actual company performance through June 2025 and a discretionary bonus of $250,000 for the period beginning August 2 through his December 9 separation for his leadership as the interim President and Chief Executive Officer of Array post-close. In addition, pursuant to the terms of the Company’s executive severance policy and subject to his execution and non-revocation of a release of claims, at the time of separation Mr. Chambers was paid a lump sum cash payment equal to the sum of (i) his then-current annual base salary and (ii) the cost of COBRA continuation coverage for one year. In addition, Mr. Chambers' company car was transferred to him in connection with the Closing. In accordance with the terms of the Company’s SERP, the Company made a contribution to the SERP on behalf of Mr. Chambers in connection with his separation, which represented the Company contributions that would have been made to the TDS Pension Plan on behalf of Mr. Chambers but for certain limitations under the Internal Revenue Code and the TDS Pension Plan. In accordance with the terms of the TDS Pension Plan, in connection with his separation, a Company contribution to the TDS Pension Plan was made on behalf of Mr. Chambers for the 2025 plan year, in an amount equal to the sum of (A) 3% of his eligible compensation up to the Social Security wage base, plus (B) 6% of his eligible compensation in excess of the Social Security wage base up to the compensation limit applicable to the TDS Pension Plan under tax laws. Mr. Chambers is subject to non-solicitation of employees and customers restrictive covenants for one year following his termination.
Please see "Continuing NEO Compensation" above for a description of Anthony J. M. Carlson's compensation.
Please see “Potential Payments Upon Termination or Change in Control” below for additional information regarding the actual payments and benefits received by the NEOs other than Anthony J. M. Carlson in connection with their separations from the Company in 2025.
Other Benefit Plans Available to NEOs
The Chair and LTICC believed that Array's maintenance of the below-described plans was consistent with competitive pay practices and was an important element in attracting and retaining talent in a competitive market.
The NEOs participated in certain benefit plans in 2025, as described below.
Deferred Salary and Bonus:
The NEOs were permitted to defer salary and/or bonus into an interest-bearing arrangement under a deferred compensation plan. Pursuant to the plan, the NEO's deferred compensation account was credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. The portion of any interest that exceeds 120% of the applicable federal long-term rate ("AFR") is considered above market in accordance with SEC rules. The deferred compensation account of a NEO is paid at the time and in the form provided in the plan, which permits certain distribution elections by the officer.
The NEO is always 100% vested in, and entitled to receipt upon termination, all salary and bonus amounts that have been deferred and any interest credited to his or her account. Such amounts are reported in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.

Deferred Bonus under the Long-Term Incentive Plan:
In addition to being permitted to defer their bonuses into an interest-bearing arrangement as described immediately above, each officer could elect to defer a portion of his or her annual bonus pursuant to the LTIP, and Array would allocate a related stock unit match award to the employee's deferred compensation account. For the bonus earned in 2025, the match equaled 33 1/3 % of the deferred bonus amount for the year. The stock unit match awards would be deemed invested in Array Common Share Units and would vest ratably at a rate of one-third per year over three years. The match becomes fully vested under the award agreements and the LTIP upon the executive's separation due to retirement, disability or death or separation within two years of a change in control by the Company without cause or by the executive for good reason. The NEOs receive a distribution of the deferred bonus account at the time and in the form provided in the plan, which permits certain distribution elections by the NEO. The portion of the bonus deferred by an NEO is reflected in the "Executive Contributions in Last FY" column of the Nonqualified Deferred Compensation table, and the Company matching contribution is reflected in the "Registrant Contributions in Last FY" column of the Nonqualified Deferred Compensation Table.
SERP
In 2025, each of the NEOs were eligible for the supplemental executive retirement plan, or SERP, which is a non-qualified defined contribution plan. The SERP was not intended to provide substantial benefits other than to replace the benefits which could not be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan or other limitations. The SERP is unfunded. Participants are credited with interest on balances of the SERP. For 2025, the deferred balance was credited with an assumed rate of earnings on all amounts other than the contributions for that year equal to the Bloomberg Baa Corporate Total Return Index Value Unhedged USD for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2025 was set as of the last trading date of 2024 at 5.505399% per annum, based on the yield at such time.
A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. Each NEO's SERP balance as of December 31, 2025 is set forth in the "Nonqualified Deferred Compensation" table below.
Perquisites
Array generally did not provide significant perquisites to its NEOs. Array had no formal plan, policy or procedure pursuant to which NEOs are entitled to any perquisites following termination or change in control. However, from time to time, Array may enter into employment, retirement, severance or similar agreements that may provide for perquisites.
Tax-Deferred Savings Plan - 401(k) plan
TDS sponsors the Tax-Deferred Savings Plan ("TDSP"), a tax-qualified defined contribution plan. This plan is available to employees of TDS and its subsidiaries which have adopted the plan, including Array. Employees contribute amounts from their compensation and Array makes matching contributions in part. In 2025, Array made matching contributions to the plan in cash equal to 100% of an employee's contributions up to the first 3% of such employee's compensation, and 40% of an employee's contributions up to the next 2% of such employee's compensation. Matching contributions under the Tax-Deferred Savings Plan are subject to a two-year graduated vesting schedule (34% vesting at one year of service and 100% vesting at two years of service). Employees have the option of investing their contributions and Array's contributions in a TDS Common Share fund, a Array Common Share fund and certain unaffiliated funds. Contributions into the company common stock funds are limited to no more than 20%, combined.
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or after an employee attains age 65) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Pension Plan
In 2025, TDS sponsored a tax-qualified defined contribution pension plan for the eligible employees of TDS and its participating subsidiaries, including Array (TDS Pension Plan). Under this plan, pension costs are calculated separately for each participant based on the applicable pension formula and are funded annually by TDS and its participating subsidiaries. Employees do not make contributions to the TDS Pension Plan.

Benefits under the TDS Pension Plan are subject to a five year graduated vesting schedule (20% vesting at two years of service, 40% vesting at three years of service, 60% vesting at four years of service and 100% vesting at five years of service).
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all Array employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or a qualified retirement) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Health and Welfare Benefits
TDS also provides customary health and welfare and similar plans for the benefit of employees of TDS and its subsidiaries, including Array. These group life, health, disability, medical reimbursement and/or similar plans do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The Chair and the LTICC considered the accounting and tax treatments of particular forms of compensation. Accounting and tax treatments have not significantly impacted the determinations of the appropriate compensation for Array executive officers. The Chair and the LTICC considered the accounting and tax treatments primarily to be informed and to confirm that Array personnel understand and recognize the appropriate accounting and tax treatment that will be required with respect to compensation.
Array agreed to "gross-up" payments to executive officers due to taxes or to otherwise reimburse officers for the payment of taxes only in limited circumstances.
Policy on Stock Ownership by Executive Officers
Array did not have a formal policy relating to stock ownership by executive officers.
Prohibition of Derivative Trading, Hedging and Pledging of Shares and Insider Trading
TDS' Policy Regarding Insider Trading and Confidentiality, which was applicable to Array's Board of Directors, officers and certain employees identified by Array's Chief Financial Officer, provided that persons subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or Array. The policy also governs the purchase, sale, and other dispositions of Array’s securities by directors, officers, and employees of Array and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards. It is also our policy that the company will not trade in company securities in violation of insider trading laws, rules and regulations, and any applicable listing standards. A copy of the policy is filed as Exhibit 19 to Array’s Form 10-K for the year ended December 31, 2025.
Compensation Committee Report

The Chair and the members of the Array Board of Directors oversee Array's compensation programs. In fulfilling their oversight responsibilities, the persons whose names are listed below reviewed and discussed with management the CD&A set forth above in this Proxy Statement.
In reliance on the review and discussions referred to above, the persons whose names are listed below determined that the CD&A be included in Array's Proxy Statement related to the 2026 Annual Meeting and incorporated by references into Array’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Because Array does not have a formal independent compensation committee, the above CD&A is being submitted by each member of the Board of Directors: Anthony J. M. Carlson, LeRoy T. Carlson, Jr., Walter C. D. Carlson (Chair), Kenneth S. Dixon, Joseph R. Hanley, Harry J. Harczak, Jr., Esteban C. Iriarte, Vicki L. Villacrez and Xavier D. Williams.

Compensation Tables
Summary of Compensation
The following table summarizes the compensation paid by Array to the NEOs for 2025 and, to the extent required by applicable SEC disclosure rules, 2024, and 2023. The compensation actually realized by a NEO may be more or less than the amount reported in the below Summary Compensation Table depending on the performance of the Array stock price and other factors.

2025 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
			(a)	(b)	(c)	(d)	(e)
Anthony J. M. Carlson (1)
President and Chief Executive Officer	2025	$244,229	$73,559	$178,098	$66,441	—	$22,463	$584,790

Laurent C. Therivel
Former President and Chief Executive Officer	2025	$590,698	—	$7,076,400	$653,230	$284	$992,421	$9,313,033
	2024	$901,866	$658,629	$5,210,668	$785,874	—	$99,911	$7,656,948
	2023	$866,882	$1,226,060	$8,028,781	$644,670	$399	$93,407	$10,860,139
Douglas W. Chambers
Former President and Chief Executive Officer and Former Executive Vice President, Chief Financial Officer	2025	$654,515	$250,000	$2,089,969	$216,199	$1,507	$769,010	$3,981,200
	2024	$598,804	$113,952	$1,542,259	$260,510	—	$81,661	$2,597,186
	2023	$580,401	$101,193	$2,389,311	$215,410	$982	$81,357	$3,368,654
Michael S. Irizarry
Former Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology	2025	$571,752	—	$2,852,468	$338,803	$1,921	$955,916	$4,720,860
	2024	$800,820	$185,310	$2,081,620	$411,742	—	$175,725	$3,655,217
	2023	$783,702	$161,482	$3,014,937	$343,747	$5,810	$97,527	$4,407,205

Kevin R. Lowell
Former Executive Vice President, Chief People Officer and Head of Communications	2025	$334,930	—	$1,753,187	$183,634	$468	$616,178	$2,888,397
	2024	$508,610	$96,789	$1,276,708	$221,271	—	$65,079	$2,168,457
	2023	$491,044	$85,614	$1,695,237	$182,246	$1,292	$60,512	$2,515,945

(1) Please see “Continuing NEO Compensation” above for a description of Anthony J. M. Carlson's compensation for 2025. The amount reflected in the Salary column for Anthony J. M. Carlson includes $213,460 for his service at TDS Telecom prior to his appointment as Array President and Chief Executive Officer. Additional amounts received by Anthony J. M. Carlson for his service at TDS Telecom prior to his appointment as Array President and Chief Executive Officer are reflected in columns (a), (b) and (c) of this table, as described below.
(a)Amounts reported in this column represent the discretionary portion of annual bonuses paid for services performed in 2025. Mr. Chambers received a discretionary award for his leadership as Array President and Chief Executive Officer from August 2, 2025 through November 16, 2025 and his subsequent service as Senior Advisor to Array until his separation on December 9, 2025. Mr. Chambers deferred 75% of his discretionary bonus into the Array deferred compensation interest program. Anthony J. M. Carlson's bonus amount of $73,559 includes $29,175 for his performance at TDS Telecom from January 1, 2025 through November 15, 2025, prior to his appointment as Array President and Chief Executive Officer and a discretionary bonus of $44,384 for his service as Array President and Chief Executive Officer from November 16, 2025 to December 31, 2025.
(b)In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Compensation-Stock Compensation ("FASB ASC 718"), this represents the aggregate grant date fair value. In addition, amounts reflected in this column for 2025 include modification charges incurred in connection with the adjustments to the 2022 and 2024 performance share units with respect to a 16.0% and 24.8% discretionary increase to the awards' final payout, respectively, that was approved by the LTICC in February 2025, as previously disclosed. The aggregate modification charges reflected in the table above for Anthony J. M. Carlson and Messrs. Therivel, Chambers, Irizarry and Lowell are $38,517, $1,923,850, $583,039, $756,367 and $405,767, respectively.

The table below provides both the grant date fair value at target, and also at maximum, for Anthony J. M. Carlson's 2025 TDS performance share unit awards using TDS' May 21, 2025 grant date closing price of $33.92:

Anthony J. M. Carlson
Grant Date Value (100%)	$46,674
Maximum Value (150%)	$70,011
The table below provides both the grant date fair value at target, and also at maximum, for Messrs. Therivel, Chambers, Irizarry and Lowell's 2025 Array performance share unit awards using Array's March 3, 2025 grant date closing price of $65.61:

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Grant Date Value (100%)	$2,576,242	$753,465	$1,005,604	$639,960
Maximum Value (175%)	$4,508,424	$1,318,564	$1,759,808	$1,119,930
(c)Represents the portion of the annual bonus paid in 2025 with respect to 2025 performance that represents non-equity incentive plan compensation. The amount reflected for Anthony J. M. Carlson represents a prorated bonus for his service with TDS Telecom in 2025 prior to his appointment as Array President and Chief Executive Officer. For 2025 bonuses paid in 2025, Messrs. Irizarry and Lowell deferred 75% into Array deferred compensation stock units.
(d)Includes the portion of interest that exceeded the amount calculated utilizing 120% of the AFR at the time the interest rate was set. A SERP allocation is provided to a SERP participant only when their TDS Pension Plan allocation is limited due to applicable limits under the Internal Revenue Code. Mr. Therivel was not eligible for a TDS Pension Plan allocation because he was not employed on the last day of the plan year and was not retirement eligible at the time of his termination. Accordingly, he did not meet the criteria for a SERP allocation. In addition, column (d) includes interest on any deferred salary or bonus that exceeded that calculation utilizing 120% of the AFR, if any.

	Anthony J. M. Carlson	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Excess Earnings
SERP	—	$284	$409	$1,921	$468
Deferred Salary or Bonus	—	—	$1,098	—	—
Total Excess Earnings	—	$284	$1,507	$1,921	$468
(e)Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

	Anthony J. M. Carlson	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Perquisites:
Corporate automobile allowance, personal travel and executive physical expenses	$3,400	$9,898	$18,593	$14,500	$8,004
Total Perquisites if $10,000 or more			$18,593	$14,500
Contributions to Benefit Plans
TDSP	$7,614	$13,300	$13,300	$13,300	$7,636
TDS Pension Plan	$10,740	—	$15,717	$15,717	$15,717
SERP	$4,109	—	$54,283	$54,283	$29,198
Executive Severance Policy:
Cash Severance Payments	n/a	$961,121	$649,117	$840,116	$545,627
Outplacement Services	n/a	$18,000	$18,000	$18,000	$18,000
Total, including perquisites if $10,000 or more	$22,463	$992,421	$769,010	$955,916	$616,178

Column (e) includes the following in 2025: (1) the total of any perquisites and personal benefits, to the extent that the aggregate incremental cost of such perquisites and personal benefits equals or exceeds $10,000 for each NEO, (2) contributions by Array for the benefit of the NEO under (a) the TDSP, (b) the TDS Pension Plan, and (c) the SERP, and (3) the amount of cash severance and the cost of any COBRA continuation coverage and outplacement services paid to or on behalf of the NEOs in connection with their separation from the Company in 2025, if applicable. For healthcare privacy reasons, the same executive physical expense has been allocated to each NEO, which reflects the maximum reimbursed under the plan to any NEO in 2025. No amounts are reflected with respect to the Company vehicle titles that were transferred to the NEOs in connection with their separation and/or the Closing as there was no incremental expense to the Company associated with such transfers.

Information Regarding Plan-Based Awards
The following table shows, as to the NEOs, certain information regarding plan-based awards of Array (NYSE ticker AD) in 2025.
2025 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		($)	($)	($)	(#)	(#)	(#)	(#)
					(a)	(b)	(c)
Anthony J. M. Carlson
TDS Non-Equity Incentive Plan Awards (1)		$9,336	$93,360	$174,853
Stock Awards:
AD Deferred Compensation Stock Match Units for 2024 Bonus paid in 2025 (2):	3/7/25							351	$22,847
Awards in Common Shares (3)
TDS Restricted Stock Units:	5/21/25							2,085	$70,060
TDS Performance Share Units:	5/21/25				172	1,376	2,064		$46,674
Modification of 2024 AD Performance Share Units (4)	2/19/25								$19,459
Modification of 2022 AD Performance Share Units (4)	2/19/25								$19,058
Laurent C. Therivel
AD Non-Equity Incentive Plan Awards (1)		$22,682	$648,046	$1,195,645
Awards in Common Shares (5)
AD Restricted Stock Units:	3/3/25							39,267	$2,576,308
AD Performance Share Units:	3/3/25				29,450	39,266	68,716		$2,576,242
Modification of 2024 AD Performance Share Units (4)	2/19/25								$1,140,134
Modification of 2022 AD Performance Share Units (4)	2/19/25								$783,716
Douglas W. Chambers
AD Non-Equity Incentive Plan Awards (1)		$7,507	$214,483	$395,721
Awards in Common Shares (5)
AD Restricted Stock Units:	3/3/25							11,484	$753,465
AD Performance Share Units:	3/3/25				8,613	11,484	20,097		$753,465
Modification of 2024 AD Performance Share Units (4)	2/19/25								$343,511
Modification of 2022 AD Performance Share Units (4)	2/19/25								$239,528
Michael S. Irizarry
AD Non-Equity Incentive Plan Awards (1)		$11,764	$336,114	$620,130
Stock Awards:
AD Deferred Compensation Stock Match Units for 2024 Bonus paid in 2025 (2):	8/1/25							1,155	$84,893
Awards in Common Shares (5)
AD Restricted Stock Units:	3/3/25							15,327	$1,005,604
AD Performance Share Units:	3/3/25				11,495	15,327	26,822		$1,005,604
Modification of 2024 AD Performance Share Units (4)	2/19/25								$463,008
Modification of 2022 AD Performance Share Units (4)	2/19/25								$293,359

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		($)	($)	($)	(#)	(#)	(#)	(#)
					(a)	(b)	(c)
Kevin R. Lowell
AD Non-Equity Incentive Plan Awards (1)		$6,376	$182,177	$336,117
Stock Awards:
AD Deferred Compensation Stock Match Units for 2025 Bonus paid in 2025 (2):	3/7/25							327	$21,284
AD Deferred Compensation Stock Match Units for 2024 Bonus paid in 2025 (2):	8/1/25							627	$46,085
Awards in Common Shares (5)
AD Restricted Stock Units:	3/3/25							9,756	$640,091
AD Performance Share Units:	3/3/25				7,316	9,754	17,070		$639,960
Modification of 2024 AD Performance Share Units (4)	2/19/25								$291,821
Modification of 2022 AD Performance Share Units (4)	2/19/25								$113,946
Explanation of Columns:
(a) - (c)The amounts shown under these columns reflect the number of Array Common Shares that may be earned by each Array officer as a result of the performance share units granted to such officer under the award. The actual number of Array Common Shares to be delivered to the NEOs as a result of these performance share units will be determined by the performance of Array during the one-year performance period running January 1, 2025 through December 31, 2025, as measured against two performance criteria selected by the LTICC. To the extent earned, the 2025 performance share units were originally scheduled to vest on March 3, 2028, subject to the NEO's continuous employment through such date.

Footnotes:
(1)Represents amounts payable under the Array Annual Incentive Plan.
(2)Represents the number of deferred compensation stock units in Array Common Shares awarded to such officer with respect to the company match related to deferred bonus compensation. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "Nonqualified Deferred Compensation" table, below, for information regarding deferred compensation stock units.
(3)These amounts represent TDS restricted stock units and performance share units which were granted on May 21, 2025. The restricted stock units become vested one-third on each of the first, second and third annual anniversaries of the grant date, and the performance share units become vested in their entirety on December 31, 2027, in each case subject to the NEO's continuous employment through such date (and in the case of the performance share units, subject to satisfaction of the performance measures at the threshold or higher level).
(4)Amounts in these rows represent incremental fair value attributable to the modification of the 2022 and 2024 performance share units held by the NEO in 2025, as previously disclosed.
(5)These amounts represent Array restricted stock units and performance share units which were granted on March 3, 2025. The restricted stock units were originally scheduled to become vested one-third on each of the first, second and third annual anniversaries of the grant date, and the performance share units were originally scheduled to become vested in their entirety on March 3, 2028, in each case subject to the NEO's continuous employment through such date (and in the case of the performance share units, subject to satisfaction of the performance measures at the threshold or higher level). Please see "Impact of Strategic Transactions and 2025 Management Transitions" above for a description of the treatment of the restricted stock units and performance share units held by the NEOs in connection with the Closing and/or their separations from the Company in 2025.

Information Regarding Outstanding Equity Awards at Year-End
The following table shows NEO outstanding equity awards at fiscal year-end. As described above, the outstanding equity awards held by the NEOs other than Anthony J. M. Carlson vested in connection with the Closing (or, in the case of Mr. Chambers, pursuant to his Equity Acceleration Agreement).
2025 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony J. M. Carlson
Stock Unit Awards:
2025 TDS RSUs (1)	5/21/25					2,085	$85,485
2024 AD RSUs (1)	3/4/24					1,170	$62,735
2023 AD RSUs (1)	4/3/23					1,016	$54,478
AD Bonus Match Units not vested	(2)					379	$20,322
Performance Share Units:
2025 TDS PSUs (1)	5/21/25					1,036	$42,476
2024 AD PSUs (1)	3/4/24					1,708	$91,583
2023 AD PSUs (1)	4/3/23					2,419	$129,707
Total		—	—			9,813	$486,786	—	$—
Footnotes:
(1)TDS and AD restricted stock units vest one-third each year on the anniversary of the grant date.
The performance periods for the 2023 and 2024 AD performance share units and 2025 TDS performance share units have concluded, and these awards are scheduled to vest on April 3, 2026, March 4, 2027, and December 31, 2027, respectively. The number of shares included in the above table is the final approved award after adjustment for performance attainment for the 2023 and 2024 AD performance share units and 2025 TDS performance share units.
(2)Represents deferred compensation stock match units awarded to such NEO with respect to deferred bonus compensation. Represents the number of AD Common Shares underlying deferred compensation stock match units that have not vested. Generally, one-third of the deferred compensation stock match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of Array or an affiliate on such date. Accordingly, share units are scheduled to vest on each of December 31, 2026 (262) and December 31, 2027 (117). Upon separation from the Company, any company match is fully vested for employees who are retirement eligible under the Phantom Deferred Compensation Plan. As of December 31, 2025, Anthony J. M. Carlson was not retirement eligible under the terms of the Phantom Deferred Compensation Plan.

Information Regarding 2025 Option Exercises and Stock Vested
The following table shows NEO information regarding option exercises and stock vested in 2025.
2025 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony J. M. Carlson
Stock Awards Vested (Date of Vesting):
2024 AD Restricted Stock Units (3/4/25)			585	$37,153
2023 AD Restricted Stock Units (4/3/25)			1,016	$69,809
2022 AD Restricted Stock Units (4/4/25)			1,780	$114,774
2022 AD Performance Share Units (4/4/25)			1,620	$104,458
AD Bonus Match Units (12/31/25)(1)			555	$29,760
Total	—	—	5,556	$355,954
Laurent C. Therivel
Stock Awards Vested (Date of Vesting):
2025 AD Restricted Stock Units (8/1/25)(2)			39,267	$2,886,125
2024 AD Restricted Stock Units (3/4/25)(2)			22,917	$1,455,459
2024 AD Restricted Stock Units (8/1/25)(2)			45,834	$3,368,799
2023 AD Restricted Stock Units (8/1/25)			38,190	$2,806,965
2023 AD Restricted Stock Units (4/3/25)			38,190	$2,624,035
2022 AD Restricted Stock Units (4/4/25)			73,248	$4,723,031
2020 AD Restricted Stock Units (8/1/25)			72,510	$5,329,485
2025 AD Performance Share Units (8/1/25)(2)			39,266	$2,886,051
2024 AD Performance Share Units (8/1/25)(2)			100,307	$7,372,565
2023 AD Performance Share Units (8/1/25)			136,338	$10,020,843
2022 AD Performance Share Units (4/4/25)			66,656	$4,297,979
2020 AD Performance Share Units (8/1/25)			48,340	$3,552,990
AD Bonus Match Units (8/1/25)(1)			1,612	$118,482
Total	—	—	722,675	$51,442,809
Douglas W. Chambers
Stock Awards Vested (Date of Vesting):
2025 AD Restricted Stock Units (8/1/25)(2)			11,484	$844,074
2024 AD Restricted Stock Units (3/4/25)(2)			6,906	$438,600
2024 AD Restricted Stock Units (8/1/25)(2)			13,812	$1,015,182
2023 AD Restricted Stock Units (8/1/25)			11,522	$846,867
2023 AD Restricted Stock Units (4/3/25)			11,522	$791,677
2022 AD Restricted Stock Units (4/4/25)			22,389	$1,443,643
2025 AD Performance Share Units (8/1/25)(2)			11,484	$844,074
2024 AD Performance Share Units (8/1/25)(2)			30,225	$2,221,538
2023 AD Performance Share Units (8/1/25)			41,132	$3,023,202
2022 AD Performance Share Units (4/4/25)			20,374	$1,313,716
Total	—	—	180,850	$12,782,573

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael S. Irizarry
Option Exercises (Date of Exercise):
2016 Options (7/30/25)	18,683	$490,616
Stock Awards Vested (Date of Vesting):
2025 AD Restricted Stock Units (8/1/25)(2)			15,327	$1,126,535
2024 AD Restricted Stock Units (3/4/25)(2)			9,307	$591,088
2024 AD Restricted Stock Units (8/1/25)(2)			18,614	$1,368,129
2023 AD Restricted Stock Units (8/1/25)			14,577	$1,071,410
2023 AD Restricted Stock Units (4/3/25)			14,577	$1,001,586
2022 AD Restricted Stock Units (4/4/25)			27,419	$1,767,977
2025 AD Performance Share Units (8/1/25)(2)			15,327	$1,126,535
2024 AD Performance Share Units (8/1/25)(2)			40,734	$2,993,949
2023 AD Performance Share Units (8/1/25)			52,042	$3,825,087
2022 AD Performance Share Units (4/4/25)			24,952	$1,608,905
AD Bonus Match Units (8/1/25)(1)			1,155	$84,893
Total	18,683	$490,616	234,031	$16,566,094
Kevin R. Lowell
Stock Awards Vested (Date of Vesting):
2025 AD Restricted Stock Units (8/1/25)(2)			9,756	$717,066
2024 AD Restricted Stock Units (3/4/25)(2)			5,865	$372,486
2024 AD Restricted Stock Units (8/1/25)(2)			11,730	$862,155
2023 AD Restricted Stock Units (8/1/25)			9,786	$719,271
2023 AD Restricted Stock Units (4/3/25)			9,786	$672,396
2022 AD Restricted Stock Units (4/4/25)			10,642	$686,196
2025 AD Performance Share Units (8/1/25)(2)			9,754	$716,919
2024 AD Performance Share Units (8/1/25)(2)			25,672	$1,886,892
2023 AD Performance Share Units (8/1/25)			34,937	$2,567,870
2022 AD Performance Share Units (4/4/25)			9,686	$624,553
AD Bonus Match Units (8/1/25)(1)			954	$70,120
Total	—	—	138,568	$9,895,924

Footnotes:
(1)Pursuant to the Array LTIP and its Phantom Stock Program, the company match deferred compensation stock units relating to deferred bonus generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided the award recipient is an employee of Array on such date. The stock price used to calculate Anthony J. M. Carlson's value realized on vesting was the closing price of AD Common Shares of $53.62 on December 31, 2025, the last trading day of 2025.
On August 1, 2025, Messrs. Therivel, Irizarry and Lowell's unvested company match deferred compensation stock units fully vested in connection with the Closing. The stock price used to calculate their value realized on vesting was the closing price of AD Common Shares of $73.50 on August 1, 2025.
Upon separation from the Company, the company match is non-forfeitable for employees who are retirement eligible under the Phantom Stock Program. Anthony J. M. Carlson does not qualify as retirement eligible under the Phantom Stock Program.
(2)In connection with the Closing, and in accordance with the applicable award agreements (or, in the case of Mr. Chambers, in accordance with his Equity Acceleration Agreement), the 2024 and 2025 performance share unit, and restricted stock unit, awards were cash-settled (at 100% performance attainment with respect to the 2024 and 2025 performance share unit awards).

Information Regarding 2025 Nonqualified Deferred Compensation
The following table shows NEO information regarding nonqualified deferred compensation for the year ended December 31, 2025.

2025 Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Anthony J. M. Carlson
SERP
Company Contribution		$4,109
Balance at year end					$4,109
Bonus Deferral and Company Match into AD Phantom Shares
Deferral of 2024 bonus paid in 2025 - 1,053 AD Shares (1)	$68,540
Company Match for 2024 bonus paid in 2025 - 351 AD Shares (1)		$22,847
Changes in value in 2025			$89,313
Accumulated Balance at Year End:
9,132 AD Vested Shares (2)					$489,658
379 AD Unvested Shares (2)					$20,322
Aggregate Total (3)	$68,540	$26,956	$89,313	—	$514,089
Laurent C. Therivel
SERP
Total Interest			$9,370
Balance at year end					$176,089
Bonus Deferral and Company Match into AD Phantom Shares
Changes in value in 2025			$191,832
Distribution of 13,162 AD Shares in 2025				$(825,521)
Accumulated Balance at Year End:
19,667 AD Vested Shares (2)					$1,054,545
Aggregate Total (3)	—	—	$201,202	$(825,521)	$1,230,634
Douglas W. Chambers
SERP
Company Contribution		$54,283
Total Interest			$13,524
Balance at year end					$308,445
Deferral of 2024 and 2025 bonuses paid in 2025 into Interest Account (4)
Employee Contribution	$821,367
Total Interest			$18,184
Balance at year end					$839,551
Aggregate Total (3)	$821,367	$54,283	$31,708	—	$1,147,996

2025 Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Michael S. Irizarry
SERP
Company Contribution		$54,283
Total Interest			$63,475
Balance at year end					$1,247,179
Bonus Deferral and Company Match into AD Phantom Shares
Deferral of 2025 bonus paid in 2025 - 3,458 AD Shares (1)	$254,163
Company Match for 2025 bonus paid in 2025 - 1,155 AD Shares (1)		$84,893
Changes in value in 2025			$14,568
Accumulated Balance at Year End:
6,595 AD Vested Shares (2)					$353,624
Aggregate Total (3)	$254,163	$139,176	$78,043	—	$1,600,803
Kevin R. Lowell
SERP
Company Contribution		$29,198
Total Interest			$15,475
Balance at year end					$320,028
Bonus Deferral and Company Match into AD Phantom Shares
Deferral of 2024 bonus paid in 2025 - 978 AD Shares (1)	$63,658
Company Match for 2024 bonus paid in 2025 - 327 AD Shares (1)		$21,284
Deferral of 2025 bonus paid in 2025 - 1,874 AD Shares (1)	$137,739
Company Match for 2025 bonus paid in 2025 - 627 AD Shares (1)		$46,085
Changes in value in 2025			$22,927
Accumulated Balance at Year End:
5,440 AD Vested Shares (2)					$291,693
Aggregate Total (3)	$201,397	$96,567	$38,402	—	$611,721

Footnotes:
(1)Represents deferrals of salary and/or bonus, if any. Such amounts can be deferred into an interest account, or the bonus can also be deferred into a deferred compensation stock unit deferral arrangement.
(2)The number of shares reported in this row reflects the impact of the equitable adjustment of outstanding Array equity awards in connection with the special dividend paid in respect of Array common shares in connection with the Closing.
(3)The following is a summary of the total deferred compensation balances, which include compensation reported in the Summary Compensation Table in 2025 and in years prior to 2025. The below amounts do not include previously reported deferred compensation that has been distributed.

	Anthony J. M. Carlson	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Aggregate Deferred Balances 12/31/24 (includes amounts reported as compensation in years prior to 2024)	$329,280	$1,854,953	$240,638	$1,129,421	$275,355
Net amount reported in above table for 2025 (includes amounts reported as compensation in 2025)	$184,809	$(624,319)	907,358	$471,382	$336,366
Aggregate Deferred Balances 12/31/25	$514,089	$1,230,634	$1,147,996	$1,600,803	$611,721
(4)Represents deferred salary and/or bonus accounts pursuant to interest-bearing deferred compensation agreements. Pursuant to the agreements, the deferred accounts are credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate for salary or bonus deferred as an employee of Array, plus 1.25 percentage points, until the deferred compensation amount is paid to such person.

Change in Control
The following summarizes the change in control provisions of the 2013 LTIP and 2022 LTIP:
Generally, a "change in control" is defined in the 2013 LTIP and 2022 LTIP ("LTIP Change in Control") as: (i) an acquisition by a person or entity of the then outstanding securities of Array (the "Outstanding Voting Securities") having sufficient voting power of all classes of capital stock of Array to elect at least 50% or more of the members of the Board of Directors or having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the Board of Directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of Array; (iv) approval by the shareholders of Array of a plan of complete liquidation or dissolution of Array; or (v) a sale or other disposition of at least 50% of the assets of Array in a transaction that significantly alters the scope or nature of the Company's remaining business, taken as a whole (as determined by the LTICC in its sole discretion).
In the event of a LTIP Change in Control, the Board of Directors (as constituted prior to the LTIP Change in Control) may in its discretion, but will not be required to, make such adjustments to outstanding awards under the 2013 LTIP or 2022 LTIP as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of some or all outstanding awards, and/or to the extent legally permissible, causing any applicable restriction or performance period to lapse in full or part; (ii) causing any applicable performance measures to be deemed satisfied at the target, maximum or any other level determined by the Board of Directors (as constituted prior to the LTIP Change in Control); (iii) requiring that the shares of stock into which Common Shares are converted pursuant to the LTIP Change in Control be substituted for some or all of the Common Shares subject to outstanding awards, with an appropriate adjustment as determined by the LTICC (or, with respect to awards granted under the 2022 LTIP, the Board of Directors as constituted prior to the LTIP Change in Control); and/or (iv) requiring outstanding awards, in whole or part, to be surrendered to Array in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of Array in connection with the LTIP Change in Control, or the parent thereof, or a combination of cash and shares.
In addition, outstanding awards will become fully vested (based on the greater of target and actual performance through the date of such LTIP Change in Control for performance-based awards subject to in-progress performance periods and actual performance for performance-based awards subject to completed performance periods) if they are not continued, substituted or assumed in connection with an LTIP Change in Control or certain strategic scenarios involving the consummation of a sale or other disposition of assets of Array, whether by reorganization, merger, sale, transfer or otherwise, or series of related sales or dispositions that (i) comprises less than all or substantially all of the assets of Array but significantly alters the scope or nature of Array’s remaining business, taken as a whole, and (ii) with respect to any employee, (x) results in the sale or other disposition of the portion of Arrays’s business to which such employee devotes more than 50% of such employee’s working time as of immediately prior to the transaction and (y) otherwise materially directly and adversely impacts such employee’s duties (a “Qualifying Transaction”). Also, if the award is continued or assumed but the award holder's employment is terminated within two years of the LTIP Change in Control or Qualifying Transaction by the Company, the acquiring company, or any of their respective affiliates without cause or by the award holder for good reason, then (i) the award holder's outstanding awards that are subject solely to service-based vesting or are performance awards eligible for deemed achievement of the applicable performance measures will become fully vested upon such holder’s termination of employment and will be settled within sixty days following such termination; (ii) the award holder's outstanding awards that are performance awards for which the applicable performance measures have not been achieved (or are not eligible for deemed achievement) will be deemed satisfied at target performance achievement upon such holder’s termination of employment and will be settled within sixty days following such termination; and (iii) service-based vesting conditions applicable to outstanding performance awards for which the applicable performance measures have not been achieved (or are not eligible for deemed achievement) will be deemed satisfied upon the holder’s termination of employment and such performance awards will otherwise remain subject to the terms of the applicable award agreement solely to the extent actual performance achievement exceeds target performance achievement. The consummation of the previously-announced strategic transaction with T-Mobile on August 1, 2025 constituted a LTIP Change in Control or Qualifying Transaction for purposes of the 2013 LTIP and 2022 LTIP.
The provisions of the 2013 LTIP and 2022 LTIP addressing the treatment of awards upon a LTIP Change in Control did not apply to Laurent C. Therivel’s Accomplishment Award, as defined above, and the provisions addressing the treatment of awards upon a Qualifying Transaction applied to one-third (1/3) of his Accomplishment Award. The actual treatment of the Accomplishment Award in connection with the Closing is described above under "Impact of Strategic Transactions and 2025 Management Transitions".

Executive Severance Policy
The Company maintains a cash severance policy applicable to its executive officers (the “Executive Severance Policy”) that makes them eligible to receive severance pay in the event that their employment is terminated as a result of an “involuntary separation without cause.” In that event, subject to their execution and non-revocation of a release of claims in favor of the Company, TDS and its affiliates, they will be entitled to receive severance pay in a lump sum cash payment equal to one year of base pay at the time of separation. The Executive Severance Policy also provides the Company with the discretion to provide the executive officers with additional benefits (e.g., prorated annual bonuses, COBRA premiums). The NEOs other than Mr. Therivel were eligible for severance under the Executive Severance Policy in 2025.
2025 Management Transitions
As described above, effective upon the Closing, the employment of each of Messrs. Therivel, Irizarry and Lowell was terminated without cause. In connection with his separation and subject to his execution and non-revocation of a release of claims, Mr. Therivel was entitled to receive (i) in accordance with the terms of the Therivel Letter Agreement, a lump sum severance amount equal to his then current annual base salary ($930,300); (ii) a prorated annual bonus for 2025 based on actual performance ($653,230); (iii) the cost of COBRA continuation coverage for one year (estimated cost of $30,821); and (iv) outplacement services for one year (estimated cost of $18,000). In connection with the Closing and in accordance with the Therivel Letter Agreement, the Chair recommended, and the Board of Directors approved, the accelerated vesting of one-third of his Accomplishment Award and the full accelerated vesting of Mr. Therivel’s remaining unvested equity awards, effective immediately prior to the Closing ($38,342,304 based on the closing stock price as of August 1, 2025). The remaining two-thirds of the Accomplishment Award was forfeited. In addition, Mr. Therivel's company car was transferred to him in connection with the Closing. Pursuant to the Therivel Letter Agreement, Mr. Therivel is subject to one year post-termination non-competition and non-solicitation of employees and customers restrictive covenants. Mr. Therivel’s breach of any of the restrictive covenants would entitle the Company to injunctive relief and the payment of any reasonable attorneys’ fees, in addition to any other remedies to which the Company may be entitled.
In connection with their terminations of employment, and pursuant to the terms of the Company’s executive severance policy and subject to their execution and non-revocation of a release of claims, Messrs. Irizarry and Lowell were paid a lump sum cash payment equal to the sum of (i) their then-current annual base salary ($820,182 for Mr. Irizarry and $527,055 for Mr. Lowell), (ii) a prorated annual bonus for 2025 based on actual performance ($338,803 for Mr. Irizarry and $183,634 for Mr. Lowell), and (iii) the cost of COBRA continuation coverage for one year (estimated cost of $19,934 for Mr. Irizarry and $18,572 for Mr. Lowell). In addition, in accordance with the terms of the 2013 LTIP and the 2022 LTIP and the applicable award agreements, Messrs. Irizarry and Lowell’s outstanding equity awards fully vested upon their terminations of employment, based on target performance with respect to performance-based awards for which performance previously had not been certified ($11,596,537 and $7,540,293 for Messrs. Irizarry and Lowell, respectively, based on the closing stock price as of August 1, 2025). In addition, in accordance with the terms of the Company’s supplemental executive retirement plan, or SERP, the Company made a contribution to the SERP on behalf of each of Messrs. Irizarry and Lowell in connection with their separations, which contributions represent the Company contributions that would have been made to the TDS Pension Plan on behalf of such NEOs but for certain limitations under the Internal Revenue Code and the TDS Pension Plan ($54,283 and $29,198 for Messrs. Irizarry and Lowell, respectively). In addition, Messrs. Irizarry and Lowell’s company cars were transferred to them in connection with the Closing. In accordance with the terms of the TDS Pension Plan, in connection with their separations, a Company contribution to the TDS Pension Plan was made on behalf of Messrs. Irizarry and Lowell for the 2025 plan year, in an amount equal to the sum of (A) 3% of their compensation up to the Social Security wage base, plus (B) 6% of their compensation in excess of the Social Security wage base up to the compensation limit applicable to the TDS Pension Plan under tax laws ($15,717 each for Messrs. Irizarry and Lowell, respectively). Messrs. Irizarry and Lowell are each subject to one year post-termination non-solicitation of employees and customers restrictive covenants.

In connection with his appointment as President and Chief Executive Officer, Mr. Chambers and Array entered into the Equity Acceleration Agreement, pursuant to which Mr. Chambers’ outstanding equity awards vested in full immediately following the Closing, based on target performance with respect to Mr. Chambers’ performance-based awards granted in 2025 (estimated value of $8,794,937 based on the closing stock price as of August 1, 2025). If Mr. Chambers had voluntarily resigned his employment with Array and its affiliates other than for Good Reason prior to January 1, 2026 (or such earlier date specified by Array as Mr. Chambers' termination date) ("the Retention Date"), or if he failed to satisfactorily meet performance expectations through the Retention Date, then Mr. Chambers would have been required to pay to Array a cash amount equal to the fair market value of the shares that were subject to the portions of his equity awards that vested pursuant to the Equity Acceleration Agreement. In addition, in connection with his termination of employment, and pursuant to the terms of the Executive Severance Policy and subject to his execution and non-revocation of a release of claims, Mr. Chambers was paid a lump sum cash payment equal to the sum of (i) his then-current annual base salary ($620,520) and (ii) the cost of COBRA continuation coverage for one year (estimated cost of $28,597). In addition, Mr. Chambers’ company car was transferred to him in connection with the Closing. In accordance with the terms of the SERP, the Company made a contribution to the SERP on behalf of Mr. Chambers in connection with his separation, which represented the Company contributions that would have been made to the TDS Pension Plan on behalf of Mr. Chambers but for certain limitations under the Internal Revenue Code and the TDS Pension Plan ($54,283). In accordance with the terms of the TDS Pension Plan, in connection with his separation, a Company contribution to the TDS Pension Plan was made on behalf of Mr. Chambers for the 2025 plan year, in an amount equal to the sum of (A) 3% of his compensation up to the Social Security wage base, plus (B) 6% of his compensation in excess of the Social Security wage base up to the compensation limit applicable to the TDS Pension Plan under tax laws ($15,717). Mr. Chambers is subject to one year post-termination non-solicitation of employees and customers restrictive covenants.
Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination of a NEO, or a change in control or a change in the NEO's responsibilities. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the NEO would be enhanced or accelerated by the termination event or change in control.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2025, the last business day of 2025 and, if applicable, that the price per share of the Array Common Shares was $53.62, the closing market price as of December 31, 2025. Please see above for a description of the payments and benefits actually received by the NEOs in connection with the Closing and/or their separations from the Company in 2025.
Additional payments may become due under the 2013 LTIP and 2022 LTIP as a result of the acceleration of the vesting of stock options, performance share units, restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability, (ii) a qualifying transaction, (iii) death, (iv) a change in control, and (v) a qualified retirement.

2025 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Stock Awards	Other	Total
Anthony J. M. Carlson
Unvested TDS Restricted Stock Unit Awards for 2,085 TDS Common Shares	$85,485		$85,485
Unvested AD Restricted Stock Unit Awards and AD Bonus Match Units for 2,565 AD Common Shares	$137,535		$137,535
Unvested TDS Performance Share Unit Awards for 1,379 TDS Common Shares (1)	$56,539		$56,539
Unvested AD Performance Share Unit Awards for 4,127 AD Common Shares (1)	$221,290		$221,290
Aggregate Totals	$500,849	—	$500,849
The amounts listed in the table above represent the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a triggering event took place on December 31, 2025 and that, in the case of AD awards, the price per share of the registrant's securities was $53.62 and, in the case of TDS awards, the price per share of the registrant's securities was $41.00, the closing market price of Array's and TDS' Common Shares, respectively, as of December 31, 2025, the last business day of 2025.
Footnotes:
(1)Represents the maximum number of unvested performance share units that would become vested based upon the greater of (i) actual achievement through December 31, 2025 and (ii) the target achievement level. The above table reflects the 2025 TDS performance share units at the target amount since target exceeded actual achievement through December 31, 2025 and the 2023 and 2024 AD performance share units are reflected at the actual achievement since actual achievement exceeded target through December 31, 2025.

CEO Pay Ratio
Array compared our President and CEO's annual total compensation in fiscal year 2025 to that of all other Array employees for the same period.
Our calculation includes all active employees as of December 31, 2025.
We determined the compensation of our median employee (the "Median Employee") by: calculating the annual salary/wages for each of our active employees as of December 31, 2025; ranking the annual salaries/wages of all employees, except for the President and CEO, from lowest to highest; and then identifying the median employee.
The annualized total compensation for fiscal year 2025 for Anthony J. M. Carlson, our President and CEO as of December 31, 2025, was $1,240,559, which differs from the amount reported in the "Total" column of the 2025 Summary Compensation Table due to the annualization of his compensation to reflect his November 16, 2025 appointment as President and CEO, as discussed further below. The annualized total compensation for the Median Employee was $136,481. The resulting ratio of Mr. Carlson's pay to the pay of our Median Employee for fiscal year 2025 is 9.1 to 1.
Since Anthony J. M. Carlson was appointed President and CEO effective November 16, 2025, we annualized his base salary, annual incentive payout and Company contributions to the TDSP, TDS Pension Plan and SERP and have included target equity award equal to 140% of his base salary as described in his letter agreement. We have excluded the base salary, bonus and equity awards granted to him in connection with his service at TDS Telecom prior to his appointment as President and CEO as these are not reflective of his compensation as President and CEO.

2025 Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for A. Carlson (2)	Compensation Actually Paid to A. Carlson (3)	Summary Compensation Table Total for Therivel (2)	Compensation Actually Paid to Therivel (3)	Summary Compensation Table Total for Chambers (2)	Compensation Actually Paid to Chambers (3)	Average Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income	ROC (6)
									Total Shareholder Return	Peer Group Total Shareholder Return (5)
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	(%)
2025	$584,790	$511,469	$9,313,033	$8,748,781	$3,981,200	$5,241,467	$3,804,629	$5,235,213	$249.48	$123.65	$69,192,901	1.6%
2024	N/A	N/A	$7,656,948	$21,305,362	N/A	N/A	$2,806,953	$6,506,334	$204.29	$115.57	$(31,578,211)	3.5%
2023	N/A	N/A	$10,860,139	$20,292,980	N/A	N/A	$3,430,601	$5,828,296	$135.32	$89.10	$57,916,965	2.1%
2022	N/A	N/A	$6,908,886	$(2,341,165)	N/A	N/A	$2,521,829	$845,152	$67.93	$86.09	$34,766,807	1.5%
2021	N/A	N/A	$6,438,260	$10,105,410	N/A	N/A	$2,461,077	$2,394,782	$102.70	$91.34	$159,773,095	4.3%
(1)The Principal Executive Officer ("PEO") and NEOs for the applicable years were as follows:
2025: Anthony J. M. Carlson assumed the role of PEO on November 16, 2025, Laurent C. Therivel served as the PEO during 2025 through July 31, 2025 and Douglas W. Chambers served as interim PEO during the period August 1, 2025 through November 15, 2025. Amounts disclosed in the table above for Anthony J. M. Carlson, Laurent C. Therivel and Douglas W. Chambers includes their total compensation for the full year 2025. The Company's other NEOs for 2025 were: Michael S. Irizarry and Kevin R. Lowell.
2024 and 2023: Laurent C. Therivel served as the Company's PEO for the entirety of 2024 and 2023 and the Company's other NEOs were: Douglas W. Chambers, Michael S. Irizarry, and Kevin R. Lowell.
2022 and 2021: Laurent C. Therivel served as the Company's PEO for the entirety of 2022 and 2021 and the Company's other NEOs were: Douglas W. Chambers, Michael S. Irizarry, and Deirdre C. Drake.
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Anthony J. M. Carlson, Laurent C. Therivel and Douglas W. Chambers and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs reported for the applicable year other than the PEO for such years.
(3)To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Anthony J. M. Carlson, Laurent C. Therivel and Douglas W. Chambers and for the average of the other NEOs is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)The TSR Peer Group consists of the component companies of the Dow Jones U.S. Telecommunications Index.
(6)The Company uses Return on Capital as our Company selected metric, which is calculated as earnings before interest, adjusted for income tax impacts (which for 2025 used a standardized tax rate due to non-recurring activity related to the Closing), divided by the sum of total debt, right of use lease liabilities, and total equity. This metric was one of the metrics originally applicable to the 2025 PSU awards.

Compensation Actually Paid Adjustments (a)

Year	Summary Compensation Table Total	(Minus) Grant Date Fair Value of Awards Granted in Fiscal Year	Plus Fiscal Year-End Fair Value of Outstanding and Unvested Awards Granted in Fiscal Year	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Awards Granted in Prior Fiscal Year	Plus Vesting Date Fair Value of Awards Granted and Vested During Fiscal Year	Plus/(Minus) Change in Fair Value of Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	Equals Compensation Actually Paid
Anthony J. M. Carlson
2025	$584,790	$(178,098)	$156,112	$(56,120)	$24,651	$(19,866)	$511,469
Laurent C. Therivel
2025	$9,313,033	$(7,076,400)	—	—	$7,781,057	$(1,268,909)	$8,748,781
Douglas W. Chambers
2025	$3,981,200	$(2,089,969)	—	—	$2,296,685	$1,053,551	$5,241,467
Other NEO's (Average)
2025	$3,804,629	$(2,302,828)	—	—	$2,532,241	$1,201,171	$5,235,213
(a)The assumptions used to calculate compensation actually paid are consistent with the methodology used for financial reporting purposes.
The following graphs illustrate the relationship between pay and performance, as calculated per the SEC disclosure rules.

Most important financial measures
The following is a list of financial performance measures, which in the Company's assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2025. Please see the Compensation Discussion & Analysis for further information regarding these measures and how they were used in the 2025 executive compensation program, including the Array Annual Incentive Plan and the 2025 performance share units.
•Return on Capital
•Consolidated Total Service Revenues
•Consolidated Operating Cash Flow
•Consolidated Capital Expenditures

Long-Term Incentive Compensation Committee
The principal functions of the LTICC were to discharge the Board of Directors' responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of Array; to perform all functions designated to be performed by a committee of the Board of Directors under Array's LTIP; to review and recommend to the Board of Directors the LTIPs for employees of Array (including changes thereto); and to report on long-term equity-based compensation in Array's annual proxy statement or otherwise to the extent required under any applicable rules and regulations. The charter for the LTICC provided that the committee would interpret and administer Array's LTIP, including selecting employees who would be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award.
Prior to its dissolution, under its charter, the LTICC had the authority to delegate some or all of its responsibilities and duties with respect to Array's LTIP to the Chair of Array or any executive officer of Array as the committee deemed appropriate, to the extent permitted by law, applicable listing standards and the applicable LTIP, but not regarding any award to officers of Array who were subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The LTICC did not delegate any authority with respect to the officers identified in the Summary Compensation Table or any other executive officers identified in this 2025 Proxy Statement. The LTICC had delegated authority to the Chair and the President and CEO of Array only with respect to persons who were not executive officers.
The Chair and/or the President and CEO and/or the Board may rely on the services of Array's compensation and employee benefits consultant, Willis Towers Watson.
Compensation Consultant
Willis Towers Watson was Array's compensation consultant and engaged by Array management. Although Willis Towers Watson was engaged by Array management, it also assisted the LTICC with respect to long-term equity-based compensation.
Willis Towers Watson provided external market compensation data to Array from its executive compensation survey database and, as requested, provided recommendations on the type and amount of compensation to be granted to officers and other award recipients. In 2025, Willis Towers Watson also advised Array regarding certain compensation trends in connection with the strategic transactions described above. Willis Towers Watson generally did not provide other services to Array, except as requested from time to time with respect to specific matters. Willis Towers Watson did not provide any meaningful amount of other services to Array in 2025.
Willis Towers Watson also provides compensation consulting and other services to Array's parent company, TDS, which are described in the TDS proxy statement.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, the Chair and LTICC of Array considered if the work of Willis Towers Watson raised any conflict of interest. Based on their review, it was determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.
As indicated under "Compensation Consultant," Array management retained Willis Towers Watson to advise on compensation matters. Neither the Array LTICC nor the Chair retained any compensation consultant but did receive advice from Willis Towers Watson. Willis Towers Watson did not provide any advice as to director compensation.

Risks from Compensation Policies and Practices
Based on its assessment in 2025, Array does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or that any portion of its compensation policies and practices encourage excessive risk taking. Array's compensation policies and practices have been developed over time with the assistance of Willis Towers Watson.
Array believes that its compensation programs do not encourage excessive risk taking for the following reasons:
•Our programs contain a mix of short and long-term compensation.
•A portion of compensation is fixed salary, discouraging any risk taking.
•Bonuses are not derived from a single performance measure which discourages risk taking. Individual and company performance components are utilized.
•Half of target long-term incentive compensation is awarded in restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.
•Half of target long-term incentive compensation is awarded in performance share units linked to achievement of metrics.
Array believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, Array believes that its risks are similar to those at other publicly traded companies. As a wireless company prior to Closing, it also faced risks similar to other companies in the industry.
Another factor anticipated to discourage excessive risk taking is that, depending on the facts and circumstances, Array may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation of Directors
The following table shows, as to directors who are not executive officers of Array or TDS, certain information regarding director compensation paid for the fiscal year ended December 31, 2025.
2025 Director Compensation

Name	Fees Earned	Stock Awards	All Other Compensation	Total
(a)	(b)	(c)	(d)
Walter C. D. Carlson	$7,740	$84,231	—	$91,971
Deirdre C. Drake (e)	$63,330	$144,060	—	$207,390
Harry J. Harczak, Jr.	$152,250	$144,060	$45	$296,355
Esteban C. Iriarte	$133,073	$144,060	$45	$277,178
Gregory P. Josefowicz (e)	$97,255	$144,060	—	$241,315
Cecelia D. Stewart (e)	$96,646	$144,060	—	$240,706
Xavier D. Williams	$143,000	$144,060	$45	$287,105

(a)Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors who do not receive any compensation directly from Array as discussed in the next paragraph. Accordingly, the above includes only non-employee directors. Directors who are employees of TDS or its subsidiaries do not receive directors' fees.
In 2025, Walter C. D. Carlson, LeRoy T. Carlson, Jr., Joseph R. Hanley, Vicki L. Villacrez, and Kenneth S. Dixon did not receive any compensation directly from Array and instead were compensated by TDS and/or one of its subsidiaries in connection with their services as an officer of TDS and/or one of its subsidiaries. A portion of Walter C. D. Carlson's, LeRoy T. Carlson, Jr.'s, Joseph R. Hanley's and Vicki L. Villacrez's compensation expense incurred by TDS for 2025 was allocated to Array by TDS, along with other expenses of TDS. The allocation by TDS to Array was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such four persons, or of any other allocated expense in this allocation of cost to Array. The allocation of cost was recorded as a single expense by Array. Array did not obtain details of the components that make up this allocation of cost and did not separate any part of the allocation of cost to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons were not reported in the above table. However, for purposes of disclosure, approximately 63% of the compensation expense incurred by TDS in 2025 with respect to such persons was included by TDS in the total allocation of cost to Array for 2025. No portion of the compensation expense for Kenneth S. Dixon was allocated to Array for 2025. Information with respect to TDS compensation for Walter C. D. Carlson, LeRoy T. Carlson, Jr., Joseph R. Hanley, Vicki L. Villacrez and Kenneth S. Dixon is included in TDS' 2026 proxy statement since each is a NEO of TDS.
(b)Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2025, including annual retainer fees, committee and/or chairperson fees, and meeting fees.
(c)The amounts in this column represent the aggregate grant date fair value of the annual stock awards in 2025. Pursuant to the terms of the director compensation plan in effect at that time, each non-employee director who was on the board received their stock compensation from May 21, 2024 through the T-Mobile closing on August 1, 2025. Based on the closing price of $73.50 of a Array Common Share on August 1, 2025, a total of 1,960 shares were issued to each non-employee director who was on the board. Walter C. D. Carlson, who was no longer a non-employee director effective February 1, 2025, was issued 1,146 Array shares in respect of his service on the Board from May 21, 2024 through January 31, 2025.
(d)Array began offering life insurance for its non-employee Board members on August 1, 2025. The amounts reflected in this column represent the dollar value of insurance premiums paid during in 2025 with respect to $100,000 of life insurance for each non-employee director.
(e)Resigned from the Board effective August 1, 2025.

Narrative Disclosure to Director Compensation Table
Each director who was not an employee of Array, TDS, TDS Telecom or any other subsidiary of TDS ("non-employee director") was entitled to receive the following compensation in 2025.

Compensation Element	Compensation
Annual Cash Retainer	$90,000
Annual Equity Retainer, rounded up to the closest whole share	$120,000, paid in the form of Array Common Shares based on closing stock price of Array Common Shares on the date of the Annual Meeting
Board Meeting Fees and Committee Meeting Fees - Audit, LTICC	$1,750 per meeting
Annual Committee Retainer Fees	$22,000, Chair of Audit Committee $11,000, Audit Committee $14,000, Chair of LTICC $7,000, LTICC
Under the Non-Employee Directors' Plan, annual retainers are paid quarterly in cash along with any board or committee meetings fees for meetings that occurred in the same quarter.
Directors have the authority without further shareholder approval to amend the Non-Employee Directors' Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares, provided that the total number of Common Shares issued under the plan may not exceed the number previously approved by shareholders.
Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to Array's travel and expense reimbursement policy.
None of the non-employee directors had unvested stock awards or stock option awards outstanding at December 31, 2025.

Compensation Committee Interlocks and Insider Participation

LeRoy T. Carlson, Jr. is a member of the Board of Directors of TDS and Array. He is also the former Chair of Array and, as such, functioned as the compensation committee in 2025 of Array with respect to compensation other than long-term equity-based compensation. The President and CEO of Array also participates in executive compensation decisions for Array, other than with respect to the compensation of the President and CEO of Array.
In 2025, long-term equity-based compensation for executive officers was approved by Array's LTICC at the time, which consisted of former director Gregory P. Josefowicz (Chairperson), Esteban C. Iriarte, and former director Cecelia D. Stewart, who were independent. None of such persons was, during 2025, an officer or employee of Array or its affiliates, was formerly an officer of Array or its affiliates or had any relationship requiring disclosure by Array under any paragraph of Item 404 of SEC Regulation S-K.
Walter C. D. Carlson, now Chair of Array, is the President and Chief Executive Officer and director and executive Chair of the Board of TDS which controls Array. During 2025, each of Walter C. D. Carlson and Vicki L. Villacrez were executive officers of Array and served as directors of TDS, while also serving as executive officer of TDS, and participated in the approval of compensation decisions for the President and CEO of Array. See "Security Ownership of Certain Beneficial Owners and Management" below.

Other Relationships and Related Transactions
Array has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of Array's outstanding capital stock and were not the result of arm's length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between Array and TDS and the amounts paid by Array to TDS in 2025 are summarized below.
Exchange Agreement
Array and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988.
Common Share Purchase Rights; Potential Dilution. The Exchange Agreement granted TDS the right to purchase additional Common Shares of Array sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS' proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to Array, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.
If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our Board of Directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our Restated Certificate of Incorporation, as amended.
Funding of License Costs. Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through 2025, TDS has funded approximately $67 million in license costs. TDS is obligated under the Exchange Agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.
RSA Rights. Under the Exchange Agreement: (a) TDS retained all of its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.
Right of Negotiation. If TDS desires to sell certain of its RSA interests, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.
Corporate Opportunity Arrangements. Our Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 Array Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any business other than wireless communication tower business.
Our Restated Certificate of Incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be deemed to be a "corporate opportunity" of Array. In general, under Array's existing Restated Certificate of Incorporation, as amended, so long as at least 500,000 Array Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the ownership of interests in, and/or the management of, a wireless communication tower business, and then only if such corporate opportunity arose after August 1, 2025.

Tax Allocation Agreement
Array has entered into a Tax Allocation Agreement with TDS under which Array has agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including Array and its subsidiaries. Array and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of Array or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of Array, such deficiency or refund will be payable by or to us. Under the Tax Allocation Agreement, Array made net payments of $247 million to TDS for federal income taxes in 2025.
If Array ceases to be a member of the TDS affiliated group, and for a subsequent year Array and its subsidiaries are required to pay a greater amount of Federal income tax than it would have paid if it had not been members of the TDS affiliated group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after Array leaves the TDS affiliated group will be disregarded. No reimbursement will be required if fewer than 500,000 Array Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of Array if (i) more than 50% of the value of the assets of such subsidiary, or (ii) more than 50% of the voting power in the election of directors of such subsidiary, is held by a person or group other than a person or group owning more than 50% of the voting power in the election of directors of TDS.
Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and Array and their subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, Array made net payments of $5 million to TDS for such taxes in 2025.
Cash Management Agreement
We deposit our excess cash with TDS for investment under TDS' cash management program pursuant to the terms of a cash management and investment services agreement. Such deposits are available to us on demand and earn daily investment earnings based on our invested balance. Funds are invested in investments with the objective to preserve capital, provide adequate liquidity and earn a competitive rate of return.
Intercompany Agreement
In order to provide for certain transactions and relationships between the parties, Array and TDS have entered into an Intercompany Agreement, providing among other things, as follows:
Services, Equipment and Materials. Array and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Additionally, we purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS subsidiaries. Payments by us to TDS, and TDS affiliates, for such services, and such materials and equipment, totaled $52 million in 2025.
Accountants and Legal Counsel. We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of Array and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.
Indemnification. We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS' gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.
Disposal of Company Securities. TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.
Transfer of Assets. Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

Registration Rights Agreement; Other Sales of Common Shares
Under a Registration Rights Agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by Array in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the Registration Rights Agreement.
There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include our securities owned by TDS in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.
We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities owned by TDS in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.
Insurance Cost Sharing Agreement
Pursuant to an Insurance Cost Sharing Agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the Insurance Cost Sharing Agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by Array to TDS under the Insurance Cost Sharing Agreement totaled $8 million in 2025.
Employee Benefit Plans Agreement
Under an Employee Benefit Plans Agreement, our employees participate in certain TDS-sponsored employee benefit plans. We reimburse TDS for the costs associated with such participation. Payments made by Array to TDS under the Employee Benefit Plans Agreement were less than $1 million in 2025.
Certain Relationships and Related Transactions
In addition to the foregoing, Array may from time to time enter into certain arrangements and transactions with subsidiaries of TDS, including TDS Telecom and Suttle-Straus, Inc. ("Suttle-Straus"), which provides printing and distribution services.
Sidley Austin LLP performs legal services for Array, TDS and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the Voting Trust that controls TDS, is the President and Chief Executive Officer and Chair of the Board and member of the Board of Directors of TDS and Chair and a member of the Board of Directors of Array. Mr. Carlson was Senior Counsel at Sidley Austin LLP from January 1, 2023 to January 31, 2025, and previously was a Partner at Sidley Austin LLP for more than 30 years. John P. Kelsh, General Counsel and Assistant Secretary of Array and General Counsel and Assistant Secretary of TDS and certain subsidiaries of TDS, is a partner at Sidley Austin LLP. Array and its subsidiaries incurred legal costs from Sidley Austin LLP of $7 million in 2025.
The Audit Committee of the Board of Directors is generally responsible for the review and evaluation of all related person transactions, as such term is defined by the rules of the SEC, except to the extent that the Board of Directors authorizes another committee to review specific related person transactions.
Other than as described above, Array has no policies or procedures relating to approval of transactions required to be reported under Item 404(b) of Regulation S-K and Array does not maintain any written document evidencing such policies in that regard.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2025 regarding Array Common Shares that may be issued under equity compensation plans currently maintained by Array.

Plan Category	(a) Number of securities to be issued pursuant to rights	(b) Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	147,099	—	6,338,255
Equity compensation plans not approved by security holders	—	—	—
TOTAL	147,099	—	6,338,255

(a) Represents the number of securities to be issued pursuant to unvested restricted stock units, unvested performance share awards, vested and unvested deferred compensation stock units and an upward adjustment to these awards for additional units added in connection with Array's August 2025 Special Dividend. Performance share awards are included at the final approved performance attainments for those performance metrics whose performance periods concluded on December 31, 2025, and at target for those performance metrics whose performance periods are still in progress.
(b) There are no longer any outstanding options.
Footnotes:
(1)This includes the following plans that have been approved by Array shareholders:

Plan	Number of securities to be issued pursuant to rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
Non-Employee Director Compensation Plan	—	467,242	467,242
2013 LTIP	26,960	—	26,960
2022 LTIP	120,139	5,871,013	5,991,152
TOTAL	147,099	6,338,255	6,485,354
The above is based on information as of December 31, 2025 and does not reflect any changes or additions after that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Array
On March 2, 2026, there were outstanding 53,420,852 Common Shares, par value $1.00 per share (excluding 1,647,149 Common Shares held by Array and a subsidiary of Array), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 86,426,729 shares of common stock. As of March 2, 2026, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 383,479,622 votes.
Security Ownership of Array by Certain Beneficial Owners
The following table sets forth, as of March 2, 2026, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	Array Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	70.7%	43.7%	9.9%
	Series A Common Shares(3)	33,005,877	100.0%	38.2%	86.1%
	Total	70,788,703	N/A	81.9%	95.9%
(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified.
(2)Represents voting power in matters other than the election of directors.
(3)The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised Array that it has no present intention of converting its Series A Common Shares.
Security Ownership of Array by Directors and Management
The table includes the number of shares which Directors or NEOs have the right to acquire or that become vested within 60 days of March 2, 2026, including restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.
The ownership is as of March 2, 2026 or the latest practicable date.

Name of Individual or Number of Persons in Group	Array Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Anthony J. M. Carlson (3)	Common Shares	19,907	*	*	*
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
Walter C. D. Carlson	Common Shares	44,628	*	*	*
Kenneth S. Dixon	Common Shares	—	—	—	—
Harry J. Harczak, Jr.	Common Shares	19,374	*	*	*
Esteban C. Iriarte	Common Shares	9,553	*	*	*
John M. Toomey	Common Shares	—	—	—	—
Vicki L. Villacrez	Common Shares	—	—	—	—
Xavier D. Williams	Common Shares	6,862	*	*	*
All directors and executive officers as a group (9 persons)	Common Shares	100,324	*	*	*

* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)Includes 2,746 Restricted Share Units and 4,150 Performance Shares that are subject to vesting within 60 days after March 2, 2026.

TDS
Several of our officers and directors also indirectly hold ownership interests in Array by virtue of their ownership of the capital stock of TDS.
Description of TDS Securities
On March 2, 2026, TDS had outstanding and entitled to vote 106,299,754 Common Shares, par value $.01 per share ("TDS Common Shares") (excluding 19,395,194 TDS Common Shares held by TDS), and 7,541,139 Series A Common Shares, par value $.01 per share ("TDS Series A Common Shares") (collectively representing a total of 113,840,893 shares of common stock).
In matters other than the election of directors, each of the TDS Series A Common Shares is entitled to ten votes and each of the TDS Common Shares is entitled to a vote per share that floats. The total voting power of the TDS Series A Common Shares was 75,411,390 votes at March 2, 2026 with respect to matters other than the election of directors. The total voting power of the TDS Common Shares was 57,552,388 votes at March 2, 2026 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 132,963,778 votes at March 2, 2026 with respect to matters other than the election of directors.
Beneficial Ownership of TDS by Directors and Executive Officers of Array
The following table sets forth as of March 2, 2026, or the latest practicable date, the number of TDS Common Shares and TDS Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director of Array, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of Array as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group. For purposes of the following tables, includes the number of shares which directors or executive officers have the right to acquire or that become vested within 60 days of March 2, 2026, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Trustees of TDS Voting Trust: Walter C. D. Carlson, Letitia G. Carlson, M.D., Prudence E. Carlson and Anthony J. M. Carlson(3)	TDS Common Shares	6,303,389	5.9%	5.5%	2.6%
	TDS Series A Common Shares	7,212,626	95.6%	6.3%	54.2%
Anthony J. M. Carlson(4)(5)(6)	TDS Common Shares	32,123	*	*	*
LeRoy T. Carlson, Jr.(4)(5)(6)	TDS Common Shares	1,317,808	1.2%	1.2%	*
	TDS Series A Common Shares	42,808	*	*	*
Walter C. D. Carlson(4)(5)(6)	TDS Common Shares	221,524	*	*	*
	TDS Series A Common Shares	28,870	*	*	*
Kenneth S. Dixon(6)	TDS Common Shares	—	—	—	—
Harry J. Harczak, Jr.	TDS Common Shares	—	—	—	—
Esteban C. Iriarte	TDS Common Shares	—	—	—	—
John M. Toomey(6)	TDS Common Shares	—	—	—	—
Vicki L. Villacrez(6)	TDS Common Shares	454	*	*	*
Xavier D. Williams	TDS Common Shares	—	—	—	—
All directors and executive officers as a group (10 persons)(6)	TDS Common Shares	7,875,298	7.4%	6.9%	3.2%
	TDS Series A Common Shares	7,284,304	96.6%	6.4%	54.8%
* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.

(3)The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires on June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the TDS Common Shares and TDS Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the TDS Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its TDS Series A Common Shares.
(4)Does not include TDS Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: Anthony J. M. Carlson (71,328), Walter C. D. Carlson (2,091,413), LeRoy T. Carlson, Jr. (1,813,205).
Includes TDS Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (369,222).
(5)Does not include TDS Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: Anthony J. M. Carlson (77,368), Walter C. D. Carlson (2,448,041), LeRoy T. Carlson, Jr. (1,979,110).
Includes TDS Series A Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (24,566).
(6)Includes the following number of Common Shares that may be acquired pursuant to stock options, restricted stock units and/or performance share units which are currently vested or will vest within 60 days after March 2, 2026: Anthony J. M. Carlson, -0- Common Shares; Walter C. D. Carlson, -0- Common Shares; LeRoy T. Carlson, Jr., 215,114 Common Shares; Vicki L. Villacrez, -0- Common Shares; John M. Toomey, -0- Common Shares; Kenneth Dixon, -0- Common Shares; all other executive officers as a group, and all directors and executive officers as a group, 215,114 Common Shares. Includes the following number of Common Shares underlying vested deferred compensation stock units: LeRoy T. Carlson, Jr., 55,961 Common Shares; all other executive officers as a group, -0- Common Shares; and all directors and executive officers as a group, 55,961 Common Shares.
Security Ownership of TDS by Certain Beneficial Owners
In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of March 2, 2026, or the latest practicable date, except to the extent indicated otherwise in the footnotes, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2025 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and March 2, 2026.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	Common Shares	14,766,736	13.9%	13.0%	6.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(4)	Common Shares	11,375,121	10.7%	10.0%	4.6%
Third Point LLC 55 Hudson Yards New York, NY 10001(5)	Common Shares	6,000,000	5.6%	5.3%	2.4%

(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2)Represents voting power in matters other than the election of directors.
(3)Based on the most recent Schedule 13G (Amendment No. 18) filed with the SEC on April 28, 2025, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 14,584,034 TDS Common Shares, and sole investment authority with respect to an aggregate of 14,766,736 TDS Common Shares.
(4)Based on the most recent Schedule 13G (Amendment No. 12) filed with the SEC on January 30, 2026, The Vanguard Group reports shared voting power with respect to 783,720 TDS Common Shares and shared investment authority with respect to 11,375,121 TDS Common Shares.
(5)Based on the most recent Schedule 13G filed with the SEC on December 26, 2024, Third Point LLC reports shared voting with respect to 6,000,000 TDS Common Shares and sole investment authority with respect to TDS 6,000,000 Common Shares.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2027 ANNUAL MEETING
We expect to hold the 2027 annual meeting on or around May 18, 2027, at a time and location to be announced later. The Board may change this date in its discretion.
Pursuant to SEC Rule 14a-8, proposals of shareholders intended to be included in Array's proxy statement and form of proxy relating to the 2027 Annual Meeting must be received by Array's Corporate Secretary at Array's principal executive offices not later than December 8, 2026.
In addition, pursuant to Array's bylaws, proposals by shareholders intended to be presented at the 2027 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by Array at its principal executive offices not earlier than December 8, 2026 and not later than January 7, 2027 for consideration at the 2027 Annual Meeting and must otherwise comply with the procedures set forth in Array's Bylaws.

Pursuant to Array’s Bylaws, nominations by a shareholder for election to the Board of Directors, must be received by Array’s Corporate Secretary at Array’s principal executive offices not earlier than December 8, 2026 and not later than the close of business on January 7, 2027 for consideration at the 2027 Annual Meeting and must otherwise comply with the procedures set forth in Array’s Bylaws.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Array’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027.
OTHER MATTERS
The Board of Directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by Array by the date specified by the advance notice provision in Array's Bylaws. The proxy solicited by the Board of Directors for the 2026 Annual Meeting confers discretionary authority to the proxies named herein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in addition to the foregoing proposals, the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the named proxies can vote such shares at the adjournment or postponement.
SOLICITATION OF PROXIES

Proxies are being solicited by your Board of Directors and its agents, and the cost of solicitation will be paid by Array. Officers, directors and regular employees of Array, acting on behalf of the Board of Directors, may also solicit proxies by mail, email, advertisement, telephone, press release, employee communication, postings on Array's Internet website and Intranet website or in person. We will not pay such person's additional compensation for their proxy solicitation efforts. Array will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. Array's parent, TDS, has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. to TDS for proxy solicitation in connection with an uncontested annual meeting is $15,000 plus reimbursement of out-of-pocket expenses.
FINANCIAL AND OTHER INFORMATION
We will furnish you or any shareholder as of the record date without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to Array Digital Infrastructure, Inc., c/o Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, Attention: Investor Relations, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, Array delivers only one copy of an annual report to shareholders, proxy statement or notice of Internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), Array shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2026 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors
Elsa Ansani
Vice President and Corporate Secretary

All shareholders are urged to sign, date and mail their proxy card promptly or vote on the Internet in accordance with the instructions set forth on the proxy card

APPENDIX A

Amendment to Article X.A. of the Restated Certificate of Incorporation of Array Digital Infrastructure, Inc. (deletions are shown as a strikethrough and additions are underlined):
A. ~~A~~To the fullest extent permitted by the DGCL or any other applicable law presently or hereafter in effect, no director or officer of the corporation shall ~~not~~ be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, ~~(iii) under § 174 of Title 8 of the Delaware Code,~~ or (~~iv~~iii) for any transaction from which the director or officer derived an improper personal benefit. This Article X shall not relieve a director from liability under §174 of Title 8 of the Delaware Code.

Array DIGITAL INFRASTRUCTURE

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 18, 2026 at 11:59 p.m. Central Time. Internet voting for shares underlying held in your 401(k) Plan be received by 1:00 a.m. Central Time on May 15, 2026.

Online
Go to www.investorvote.com/AD
or scan the QR code — login details are located in the shaded bar below.

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Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3, and 4.

1. Election of Directors:

Nominee	For	Withhold
01 - H. J. Harczak, Jr.	☐	☐
02 - E. C. Iriarte	☐	☐
03 - X. D. Williams	☐	☐

Proposal	For	Against	Abstain
2. Ratify accountants for 2026	☐	☐	☐
3. Approval of an amendment to the Company's Restated Certificate of Incorporation to provide for exculpation of officers	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

5. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Act of 1934, as amended.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

33BV

04965A

The 2026 Annual Meeting of Shareholders of Array Digital Infrastructure, Inc. will be held on May 19, 2026, at 8:30 a.m. Central Time, at Sidley Austin LLP, One South Dearborn Street, Chicago Illinois.

This proxy statement is available at: investors.arrayinc.com/financials/proxy-vote

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AD

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Array Digital Infrastructure, Inc.

Proxy for COMMON SHARES Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of ARRAY DIGITAL INFRASTRUCTURE, INC. To Be Held on May 19, 2026

The undersigned hereby appoints Walter C. D. Carlson and Anthony J. M. Carlson, or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2026 Annual Meeting of the Shareholders of Array Digital Infrastructure, Inc. to be held on Tuesday, May 19, 2026, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote as such Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to Array Digital Infrastructure, Inc. c/o Computershare Trust Company, N.A. If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of Array Digital Infrastructure, Inc. stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 14, 2026, in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 a.m. Central Time May 15, 2026. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instruction, except as otherwise provided in accordance with applicable law or the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voted in the same proportion as the shares for which completed instructions are received unless otherwise directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interest of the Plan participants.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.